Exhibit 2.1

ACQUISITION AGREEMENT

by and among

ACUTUS MEDICAL, INC.,

RHYTHM XIENCE, INC.,

THE SELLERS

listed on Schedule I hereto,

And

HAROLD WODLINGER

the Sellers’ Agent

dated as of

May 31, 2019

i

ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”), dated as of May 31, 2019, is entered into by and among Acutus Medical, Inc., a Delaware corporation (“Buyer”), Rhythm Xience, Inc., a Delaware corporation (the “Company”), the parties identified on Schedule I (the “Sellers”), and Harold Wodlinger as the “Sellers’ Agent”.

RECITALS

WHEREAS, the Sellers collectively own 100% of the fully diluted capital stock of the Company, including all convertible debt, options, and warrants of the Company, as set forth on Schedule I;

WHEREAS, the parties wish to enter into this Agreement pursuant to which the Sellers will sell and Buyer will acquire 100% ownership of the Company, subject to and conditioned upon the terms and conditions of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms in this Agreement shall have the meanings specified herein.

“510(k)s” has the meaning set forth in Section 4.16(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.6(a).

“Anti-Bribery Laws” has the meaning set forth in Section 4.21(a).

“Base Closing Date Cash Consideration” means an amount equal to $3,000,000, of which $500,000 has been paid prior to the Closing pursuant to the Summary of Proposed Terms dated on or about March 9, 2019 by and between the Company and Buyer.

“Business” means the research, design, development, testing, processing, manufacture, packaging, labeling, storage, marketing, promotion, sale, distribution, import and export of Company Products as conducted, and contemplated to be conducted, as of the date hereof.

“Business Copyrights” has the meaning set forth in Section 4.12(b).

“Business Day” means any day except (a) Saturday, Sunday, or (b) any other day on which commercial banks located in Carlsbad, California or Minneapolis, Minnesota are authorized or required by Law to be closed for business.

“Business Domain Names” has the meaning set forth in Section 4.12(b).

“Business IP” has the meaning set forth in Section 4.12(b).

“Business Marks” has the meaning set forth in Section 4.12(b).

“Business Patents” has the meaning set forth in Section 4.12(b).

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Stock” means either (a) if the Buyer Series D Financing closes prior to any Contingent Payment becoming payable, then the number of shares of Series D Preferred Stock of Buyer equal to the quotient of (x) $2,000,000 divided by (y) the cash price per share of the Series D Preferred Stock (such quotient rounded down to the nearest whole number), with the terms of such stock substantially as contemplated by the Series D Term Sheet; or (b) if no Buyer Series D Financing closes prior to any Contingent Payment becoming payable, then 1,167,000 shares of the Series C Preferred Stock of Buyer; provided, however, that if Buyer’s initial public offering occurs prior to any Contingent Payment becoming payable, then “Buyer Stock” shall mean the number of shares of the common stock of the Buyer equal to the quotient of (x) $2,000,000 divided by (y) the cash price per share of the Series C Preferred Stock or the Series D Preferred Stock, whichever was more recently sold by the Buyer in an equity financing (such quotient rounded down to the nearest whole number).

“Buyer Series D Financing” means an equity financing pursuant to which the Buyer issues and sells shares of its Series D Preferred Stock in a transaction or series transactions with aggregate gross proceeds of at least $20,000,000, on terms substantially as contemplated by the Series D Term Sheet.

“Change of Control” means (i) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than acquisition of shares issued in an IPO or a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) a sale, lease, exclusive license or other conveyance or transfer of all or substantially all of the assets of the Company.

“Closing” means the closing of the purchase and sale transaction referred to in Section 2.1.

“Closing Cash” means as of the Closing Date, all cash and cash equivalents held by the Company, determined in accordance with GAAP.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash Consideration” means an amount equal to (i) the Base Closing Date Cash Consideration, minus (ii) the amount of Closing Indebtedness, minus (iii) the amount of Transaction Expenses, plus (iv) the amount of Closing Cash.

“Closing Indebtedness” means, as of the Closing Date, without duplication the following: (i) any indebtedness of the Company for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations computed as though payment is being made as of the Closing), (ii) any indebtedness of the Company evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (including any earnouts, holdbacks, etc.), (iv) any guarantees of indebtedness or any indebtedness guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse, whether on a contingent basis or otherwise), (v) any liabilities under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which liabilities the Company assures a creditor against loss, (vi) any indebtedness secured by a Encumbrance on the Company’s assets, (vii) any accounts payable, determined in accordance with GAAP, (viii) any accruals (including any Tax accruals and any accrued but unpaid payroll obligations) recorded or required to be recorded in accordance with GAAP and (ix) any payments required to be paid to Company personnel, consultants officers and/or directors following a Change of Control as a result of, or contingent upon the occurrence of, such Change of Control (excluding any Transaction Expenses).

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Bylaws” means the bylaws of the Company, dated as of March 28, 2014.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company, dated as of March 11, 2014.

“Company Convertible Securities” means any securities, including convertible promissory notes, that may be converted into shares of the capital stock of the Company.

“Company Option Plan” means the Company’s 2016 Stock Incentive Plan.

“Company Options” means any options (including commitments to grant options) to purchase or otherwise acquire any shares of the capital stock of the Company held by any Person (whether or not vested), including stock options granted under the Company Option Plan.

“Company Products” means (a) existing market-released products of the Company, including the Lancer device and the Guider and Flextra catheters; (b) subsequent RF-enabled products developed by Buyer or the Company that utilize or incorporate any of the existing, or pending, Intellectual Property Rights of the Company as of the Closing Date, and (c) any products designed, developed, manufactured, or sold by or on behalf of the Buyer or the Company that are iterations or derivatives of existing market-released products of the Company, including prospective radio-frequency (RF)-enabled Guider and Flextra catheters.

“Company Warrants” means any warrants or other rights (including commitments to grant such rights) to purchase or otherwise acquire any shares of the capital stock of the Company held by any Person (whether or not vested), other than Company Options and Company Convertible Securities.

“Confidential Information” means information regarding (i) the terms of the transactions contemplated under this Agreement and the other Transaction Documents, (ii) any information with respect to the Business that the Company has treated as proprietary and that it does not in the ordinary course of business disclose to any Person outside the Company concerning the businesses and affairs of the Company, and (iii) any confidential information regarding Buyer or its business, in each case excluding any information that (a) is in the public domain at the time of disclosure, (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (c) is disclosed to the recipient by a third party not under an obligation of confidence, or (d) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Consent” means any consent, approval, ratification, waiver, notice or other authorization.

“Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice, or authorization that is binding on any Person or its property under any applicable Law.

“Copyrights” has the meaning set forth in Section 4.12(a).

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers and the Company pursuant to this Agreement.

“Discussion Period” has the meaning set forth in Section 2.5(c).

“Dollars” or “$” means the lawful currency of the United States.

“Employee Benefit Plan” means any plan, program, agreement, policy or arrangement with respect to employees, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profit sharing or similar equity-based plan or agreement, or (d) any other employment, deferred-compensation, retirement, severance, retention, change-in-control, leave, vacation, welfare-benefit, bonus, incentive or fringe-benefit plan, program, agreement or arrangement.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance or restriction of any kind.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human or worker health or safety (as it relates to exposure to Hazardous Materials), or the environment (including ambient air (indoor or outdoor), soil, soil gas, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste

Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, or exemption, decision or other action required under or issued, granted, given, authorized by or made by a Governmental Authority pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the escrow agent selected by Buyer and reasonably acceptable to Sellers’ Agent.

“Escrow Agreement” means the escrow agreement, to be entered into by Buyer, Sellers’ Agent, and the Escrow Agent at the Closing, in form and substance reasonably acceptable to such parties, pursuant to which the Holdback Amount and certain Set-Off Amounts will be held in escrow in accordance with Section 2.6.

“Estimated Closing Cash” has the meaning set forth in Section 2.2.

“Estimated Closing Date Cash Consideration” has the meaning set forth in Section 2.2.

“Estimated Closing Date Consideration Statement” has the meaning set forth in Section 2.2.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.2.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2.

“Excluded Contracts” means (i) non-exclusive Contracts concerning “off-the-shelf” or similar software (including software-based services) that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality, assignment and material transfer Contracts, in each case entered into in the ordinary course of business, (iii) Contracts that have expired on their own terms or were terminated, without material surviving obligations, and (iv) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” has the meaning set forth in Section 4.16(a).

“FDA Clearance Milestone” has the meaning set forth in Section 2.6.

“FDA Laws” has the meaning set forth in Section 4.16(a).

“Final Cash” means the Closing Cash as finally determined pursuant to Section 2.5.

“Final Indebtedness” means the Closing Indebtedness as finally determined pursuant to Section 2.5.

“Final Transaction Expenses” means the Transaction Expenses as finally determined pursuant to Section 2.5.

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Foreign Device Laws” has the meaning set forth in Section 4.16(a).

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any, United States or foreign, federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hassett Employment Agreement” means the employment agreement between Buyer and James Hassett, current President and CEO of the Company, entered into contemporaneously herewith, which shall be effective upon Closing.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Health Care Laws” means any Law relating to healthcare regulatory matters and Programs, (but expressly excludes state Privacy Laws re), including (a) 42 U.S.C. §§

1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes,” (b) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute,” (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., as amended and all regulations promulgated thereunder, (g) applicable Laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (h) the Physician Payments Sunshine Law, 42 U.S.C. § 13207h and applicable state sunshine reporting Laws, and (i) applicable state anti-kickback, fee-splitting and patient brokering laws.

“HIPAA” means 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which is commonly referred to as the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Independent Auditors” has the meaning set forth in Section 2.5(c).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” has the meaning set forth in Section 4.12(a).

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“Investor Documents” means (i) the preferred stock purchase agreement and related agreements contemplated by the Series D Term Sheet, if the Buyer Stock is Buyer’s Series D Preferred Stock; or (ii) the Buyer’s Series C Preferred Stock Purchase Agreement and related agreements contemplated thereby, in substantially the form provided by Buyer to the Company prior to the date hereof, if the Buyer Stock is Buyer’s Series C Preferred Stock; or (iii) a standard Common Stock Purchase Agreement and related agreements contemplated thereby if the Buyer Stock is Buyer’s Common Stock.

“IP Contract” has the meaning set forth in Section 4.12(f).

“Knowledge” or any other similar knowledge qualification (i) as it relates to the Company means the actual knowledge of the officers and directors of the Company and those persons listed on Section 1.01(a) of the Disclosure Schedules and such knowledge as any of the foregoing persons would reasonably be expected to obtain following the exercise of reasonable inquiry of their direct reports and (ii) as it relates to the Sellers means (a) for purposes of the representations and warranties set forth in Article III of the Agreement, the actual knowledge of such Seller and such knowledge as any Seller would reasonably be expected to obtain following the exercise of reasonable inquiry and (b) for all other purposes in the Agreement means the actual knowledge of such Seller.

“Law” means any applicable federal, state, or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, consent decree or rule of law enacted, promulgated, entered into or imposed by any Governmental Authority.

“Licensed Patents” means the Business Patents licensed to the Company as designated on Section 4.12(b)(1) of the Disclosure Schedules.

“Losses” means all actual, out-of-pocket losses, damages, liabilities, interest, judgments, sanctions, fines, penalties, amounts paid in settlements, costs or expenses, including court costs and reasonable attorneys’ and experts’ fees.

“Marks” has the meaning set forth in Section 4.12(a).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (a) the financial condition, business, assets, liabilities, properties or results of operation of the Business or the Company, or (b) the ability of the Sellers or the Company to perform their respective obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); (vi) the public announcement or completion of the transactions contemplated by this Agreement (provided that no such announcement shall be in violation of the terms hereof); (vii) any actions required or permitted by this Agreement; (viii) any natural disaster or acts of God; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except in the case of (i), (ii), (iii), (iv), (v) or (viii) above to the extent the same has a disproportionate effect on the Company or the Business as compared to other Persons in the industry in which the Business or the Company operates.

“Material Contracts” has the meaning set forth in Section 4.9(a).

“Net Revenue” has the meaning set forth in Section 2.6(a).

“Objection Notice” has the meaning set forth in Section 2.5(b).

“Open Source” means software or similar subject matter which is subject to a license agreement such as the GNU General Public License, GNU Lesser General Public License, BSD License, MIT License, Common Public License and other licenses approved as open source licenses by the Open Source Initiative.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Patents” has the meaning set forth in Section 4.12(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, consents or other similar requirements of any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means personally identifying information including “protected health information” as that term is defined under HIPAA, a natural person’s name, social security number or tax identification number, driver’s license number, passport number, credit card number, or bank information.

“Personal Data Obligations” means any of the Company’s written notices, policies, Contracts and terms of use as published on its web site or agreed to by the Company with employees, consumers or customers, clinical trial participants, IRBs or other Persons regarding privacy, security or confidentiality of Personal Data.

“PMAs” has the meaning set forth in Section 4.16(b).

“Privacy Laws” means any data and privacy protection Laws in force in that govern the collection, storage, use, disclosure, processing and/or transfer of any Personal Data.

“Program” means any and all third party payors and third party payor programs, whether private, commercial or governmental, including, but not limited to, any federal or state reimbursement program, including any Medicare, Medicaid, Medicaid waiver program, TRICARE program, “Federal Health care programs” as defined in 42 U.S.C. § 1320a-7b(f) and private insurance programs.

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registered” has the meaning set forth in Section 4.12(b).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Seller Claims” has the meaning set forth in Section 7.9.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(f).

“Shares” means the issued and outstanding shares of the capital stock of the Company.

“Sellers’ Agent” has the meaning set forth in the preamble.

“Series D Term Sheet” means the term sheet attached hereto as Exhibit B.

“Set-Off Amount” has the meaning set forth in Section 2.6(c).

“Straddle Period” means a taxable year or period beginning on or prior to and ending after the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Trade Secrets” has the meaning set forth in Section 4.12(a).

“Transaction Documents” means this Agreement and all other documents delivered pursuant to or under this Agreement.

“Transaction Expenses” means, as of the Closing, all unpaid out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) payable by the Company (including expenses payable by the Company to or on behalf of the Sellers or Sellers’ Agent) in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including any change-of-control payments, transaction bonuses, severance payments, or other similar contingent payments.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1    Purchase and Sale of Shares. Subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms and conditions of this Agreement, each Seller agrees to sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from such Seller on the Closing Date, all of such Seller’s Shares, free and clear of all Encumbrances, such that Buyer will acquire 100% ownership of the Company from the Sellers.

Section 2.2    Pre-Closing Deliverables. No later than three (3) Business Days before the Closing Date, the Company and the Sellers’ Agent, on behalf of the Sellers, shall deliver the following to Buyer, each certified by an officer of the Company and the Sellers’ Agent:

(a)    a written statement (the “Estimated Closing Date Cash Consideration Statement”) setting forth good faith estimates of the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), the amount of Transaction Expenses (the “Estimated Transaction Expenses”), and the amount of Closing Cash (the “Estimated Closing Cash”), along with the resulting estimated amount of the Closing Date Cash Consideration (the “Estimated Closing Date Cash Consideration”);

(b)    a schedule, in the form and consistent with the parameters set forth in Exhibit A, specifying the allocation of the Estimated Closing Date Cash Consideration, the Post-Closing Stock Issuance, and the Contingent Payments among the Sellers, along with the other information contemplated by Exhibit A, (the “Consideration Allocation Schedule”); and

(c)    a memorandum specifying the payments amounts (determined in accordance with the Estimated Closing Date Cash Consideration Statement and the Consideration Allocation Schedule) and wire transfer instructions for all Closing Date payments to be made by Buyer and/or the Company relating to: (A) payment of the Estimated Closing Date Cash Consideration in accordance with the Consideration Allocation Schedule; and (B) payment of any Closing Indebtedness and Transaction Expenses to be paid off on the Closing Date (the “Funds Flow Memorandum”).

Section 2.3    Closing; Closing Deliverables.

(a)    Subject to the terms and conditions hereof, the Closing shall take place via the electronic transmittal of executed document at a time and date to be specified by the Buyer, the Company, and the Sellers’ Agent, which shall be no sooner than May 31, 2019 and no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), unless otherwise agreed in writing by the Buyer, the Company, and the Sellers’ Agent.

(b)    At the Closing, each Seller shall deliver to Buyer a duly executed assignment of its Shares, in form and substance reasonably satisfactory to Buyer, effectuating the assignment of the Shares to Buyer, free and clear of all Encumbrances.

(c)    At the Closing, the Company shall deliver or have delivered to Buyer:

(i)    copies of all consents, waivers and approvals (if any) obtained by the Company with respect to the consummation of the transactions contemplated hereby;

(ii)    written resignations, effective as of the Closing Date, of all officers and directors of the Company, in form and substance reasonably satisfactory to Buyer;

(iii)    a copy of the Company Certificate of Incorporation, certified as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(iv)    a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(v)    a certificate of good standing of the Company, issued as of a date not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Minnesota and any other jurisdiction set forth in Section 4.1;

(vi)    a certificate of the secretary, assistant secretary or other authorized representative of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the following matters: (A) no amendments to the Company Certificate of Incorporation since the date of the certified copy thereof referenced above in Section 2.3(c)(iii); (B) the Company Certificate of Incorporation and Company Bylaws in effect as of the Closing; (C) the resolutions of the board of directors and the stockholders of the Company authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby; and (D) that the Company Bylaws and resolutions have not been amended or modified in any respect and remain in full force and effect as of the Closing Date;

(vii)    a certificate and related notice to the IRS, each dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, satisfying each of the requirements of Treasury Regulations Section 1.897-2(h) and Treasury Regulations Section 1.1445-2(c)(3);

(viii)    payoff letters from each holder of Closing Indebtedness, in form and substance reasonably satisfactory to Buyer, evidencing the aggregate amount of Closing Indebtedness (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Closing Indebtedness on the Closing Date), and containing an agreement that if such aggregate amount so identified is paid to such lender on the Closing Date, such Closing Indebtedness shall be repaid in full and that any related Encumbrances shall be released (such letter, “Pay-Off Letters”);

(ix)    evidence, in form and substance reasonably satisfactory to Buyer, of the release of all Encumbrances on the assets of the Company other than (A) Permitted Encumbrances and (B) Encumbrances referenced in the Payoff Letters; and

(x)    the certificate referred to in Section 8.2(e) hereof.

(d)    At the Closing, Buyer shall take the following actions:

(i)    pay the Estimated Closing Indebtedness in accordance with the Pay-Off Letters and Funds Flow Memorandum;

(ii)    pay the Estimated Transaction Expenses in accordance with the Funds Flow Memorandum;

(iii)    pay to the Sellers an aggregate amount equal to the Estimated Closing Date Cash Consideration, in cash by wire transfer of immediately available funds using the wire instructions set forth in the Funds Flow Memorandum, with each Seller’s portion of the Estimated Closing Date Cash Consideration paid to such Seller in accordance with the Consideration Allocation Schedule;

(iv)    deliver or cause to be delivered to the Company a certificate of the secretary, assistant secretary or other authorized representative of the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, as to the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions have not been amended or modified in any respect and remain in full force and effect as of the Closing Date; and

(v)    deliver the certificate referred to in Section 8.3(d) hereof.

Section 2.4    Treatment of Options, Warrants. Buyer will not assume, or pay any consideration in respect of, any Company Options or Company Warrants. The Company and the Sellers shall cause all Company Options and Company Warrants to be exercised or terminated prior to the Closing, so that none are outstanding as of the Closing.

Section 2.5    Closing Date Cash Consideration Adjustment.

(a)    Closing Statement Preparation. The Buyer will prepare and deliver to the Sellers’ Agent within sixty (60) days after the Closing Date a statement (the “Closing Statement”) which sets forth (i) an unaudited balance sheet of the Company as of the

Closing Date, (ii) a calculation of Closing Indebtedness, (iii) a calculation of Closing Cash, and (iv) a calculation of the Transaction Expenses. The Closing Statement and the calculations and determinations related thereto will be prepared in good faith from the Company’s books and records and calculated in accordance with GAAP consistent with the Company’s past accounting methods and practices.

(b)    Closing Statement Review. Within thirty (30) days following Buyer’s delivery of the Closing Statement, the Sellers’ Agent may give Buyer a written notice stating the Sellers’ objections to the Closing Statement (an “Objection Notice”). If the Sellers’ Agent does not give Buyer an Objection Notice within such thirty (30) day period, then the Closing Statement will be conclusive and binding upon the parties and the Closing Indebtedness, the Closing Cash, the Transaction Expenses as set forth in the Closing Statement will constitute the Final Cash, the Final Indebtedness, and the Final Transaction Expenses.

(c)    Independent Auditor Review. In the event that Buyer and the Sellers’ Agent fail to resolve all of the issues set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice (the “Discussion Period”), Buyer and the Sellers’ Agent will negotiate in good faith to resolve such dispute. If Buyer and the Sellers’ Agent, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after the Sellers’ Agent notifies Buyer of Sellers’ Agent’s objections, then (i) Buyer and the Sellers’ Agent will retain a firm of certified public accountants designated by Buyer and reasonably acceptable to the Sellers’ Agent (the “Independent Auditors”) to make the determination of the Final Cash, the Final Indebtedness, and the Final Transaction Expenses in accordance with the terms of this Agreement within the thirty (30) day period following thereafter, and (ii) Buyer and the Sellers’ Agent will each provide the Independent Auditors with their respective determinations of the Closing Cash, the Closing Indebtedness, and the Transaction Expenses. The Independent Auditors will consider only those items and amounts in Buyer’s and the Sellers’ Agent’s respective determinations of the Closing Indebtedness, Closing Cash and the Transaction Expenses that are identified as being items and amounts to which Buyer and the Sellers’ Agent have been unable to agree. In resolving any such disputed item or amount, the Independent Auditors may not assign a value to any item or amount that is higher than the highest value for such item or amount claimed by either party or lower than the lowest value for such item or amount claimed by either party. The Independent Auditors’ determination of the Final Indebtedness, Final Cash and the Final Transaction Expenses will be based on the definitions of “Closing Indebtedness,” “Closing Cash” and the “Transaction Expenses” contained in this Agreement. Assuming compliance with the immediately preceding sentence, the determination of the Final Indebtedness, Final Cash and the Final Transaction Expenses by the Independent Auditors will be conclusive and binding upon the parties. If the Sellers’ Agent delivers an Objection Notice, the fees, costs and expenses of the Independent Auditor shall be paid (i) by the Sellers if the items covered thereby are resolved in favor of Buyer or (ii) by Buyer if the items covered thereby are resolved in favor of the Sellers. If the items referred to therein are resolved in part in favor of the Sellers and in part in favor of Buyer, such fees, costs and expenses shall be allocated between the Sellers and Buyer in inverse proportion as the Sellers and Buyer may prevail on matters resolved by the Independent Auditors, which proportionate allocations shall be determined by the Independent Auditors.

(d)    Adjustment Payment. Upon the determination, in accordance with this Section 2.5, of the Final Indebtedness, the Final Cash and the Final Transaction Expenses, the Closing Date Cash Consideration will be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the Estimated Closing Date Cash Consideration payable at Closing, as follows:

(i)    If the Closing Date Cash Consideration as recalculated pursuant to this Section 2.5 is greater than the Estimated Closing Date Cash Consideration, then Buyer will pay the Sellers such excess amount within five (5) Business Days after the determination of the Final Indebtedness, Final Cash and the Final Transaction Expenses. Such payment will be made by wire transfer or delivery of other immediately available hinds to the Sellers in accordance with the applicable percentages set forth in the Consideration Allocation Schedule, using the wire instructions for each Seller set forth in the Funds Flow Memorandum.

(ii)    If the Closing Date Cash Consideration as recalculated pursuant to this Section 2.5 is equal to the Estimated Closing Date Consideration payable at Closing, then no farther payment shall be payable by Buyer or the Sellers under this Section 2.5.

(iii)    If the Closing Date Cash Consideration as recalculated pursuant to this Section 2.5 is less than the Estimated Closing Date Consideration, then the Sellers will pay to Buyer such deficiency (to an account to-be-designated in writing by Buyer) within ten (10) Business Days after the determination of the Final Cash, the Final Indebtedness, and the Final Transaction Expenses. Each Seller will be severally, and not jointly, liable for amounts payable to Buyer pursuant to this Section 2.5; provided, however, that Buyer may in its sole discretion set any such deficiency off against any Contingent Payments pursuant to Section 2.6.

(iv)    Any adjustments made pursuant to this Section 2.5 shall be treated as an adjustment to the Base Closing Date Cash Consideration, except to the extent that applicable Tax law does not permit such treatment.

Section 2.6    Contingent Payments.

(a)    On the dates and in the manner required by Section 2.6(b), the Sellers shall become entitled to and Buyer shall make the contingent payments set forth below (collectively, the “Contingent Payments”), in each case to the extent such payment is earned and becomes payable in accordance with its particular terms:

(i)    Regulatory Milestone Payments. The following Contingent Payments (the “Regulatory Milestone Payments”) are contingent on the achievement, prior to the expiration of the Second Revenue Success Period, of the applicable regulatory milestone set forth below:

(A)    A single cash payment of $2,500,000 payable, if ever, upon Buyer and/or Company’s receipt of CE mark clearance of the RF-enabled Guider and Flextra catheters (the “CE Mark Clearance Milestone”); and

(B)    A single cash payment of $2,500,000 payable, if ever, upon Buyer and/or Company’s receipt of FDA clearance to market the RF-enabled Guider and Flextra catheters (the “FDA Clearance Milestone” and together with the CE Mark Clearance Milestone, each, a “Regulatory Milestone”).

(ii)    Revenue Success Payments. The following Contingent Payments (the “Revenue Success Payments”) are contingent on certain post-Closing revenues as set forth below:

(A)    One or more quarterly cash payments, if any, capped at a maximum of $5,000,000 in the aggregate, calculated by multiplying (x) 0.8 by (y) Net Revenues during the two-year period following the Closing Date (the “First Revenue Success Period”); provided however that the First Revenue Success Period shall automatically terminate upon achievement of such $5,000,000 maximum.

(B)    One or more quarterly cash payments, if any, capped at a maximum of $5,000,000 in the aggregate, calculated by multiplying (x) 0.5 by (y) Net Revenues during the 12-month period following the expiration (or early termination) of the First Revenue Success Period (the “Second Revenue Success Period”); provided, however, that the Second Revenue Success Period shall automatically be extended for an additional 12 months if James Hassett is not a service provider to the Buyer as of the final day of the initial 12-month period.

(iii)    Related Definition. “Net Revenue” means, with respect to the applicable post-Closing period, the aggregate amount invoiced by the Company or Buyer from the sales of Company Products to third parties (including distributors) minus (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such third parties; (b) freight, transportation and insurance costs; (c) cash, quantity and trade discounts, rebates and other price reductions; (d) sales, use, value-added and other direct Taxes; and (e) customs duties, tariffs, surcharges and other governmental charges. Net revenues shall be adjusted upward on a dollar for dollar basis for product that is provided to customers at below commercial market pricing, provided that Company Products provided at no cost to any third party in connection with clinical and non-clinical research and trials, sales samples, or other similar arrangements shall not be included in Net Revenue. If Company Products are bundled with one or more products that are not Company Products and sold for a single price, then for purposes of calculating the revenue payments set forth above, the Net Revenue attributable to such bundle will be calculated based on the trailing 12-month average selling price for the Company Products included as part of such bundle. In the case that a trailing 12-month selling price has yet to be established, this price will be based on the average selling price published in an industry marketing report.

(b)    Payment Timing and Mechanics.

(i)    Regulatory Milestone Payments. Any Regulatory Milestone Payments shall be allocated among the Sellers in accordance with the Consideration Allocation Schedule, and shall be made by Buyer within 30 days following achievement of the applicable regulatory milestone, by wire transfer to the accounts specified for each Seller by the Sellers’ Agent.

(ii)    Revenue Success Payments. Any Revenue Success Payments shall be allocated among the Sellers in accordance with the Consideration Allocation Schedule, and shall be made by Buyer no later than the end of the first month following the end of the quarter during which the Revenue Success Payment amounts were earned, by wire transfer to the accounts specified for each Seller by the Sellers’ Agent; provided, however, that the first $500,000 earned in respect of the First Revenue Success Period (the “Holdback Amount”) shall be held back in escrow, pursuant to the Escrow Agreement, until the expiration of an additional 18 month hold-back period commencing on the end of the quarter during which such Revenue Success Payment amounts were earned.

(c)    Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, the obligation of Buyer to make any payments under this Section 2.6 shall be qualified in its entirety by the right of Buyer to reduce the amount of any such payments to recover (i) any Losses for which any Seller is liable pursuant to Article IX; or (ii) any amounts payable by any Seller pursuant to Section 2.5(d)(iii) (any such amount, the “Set-Off Amount”); provided, however, that if the liability of the Sellers has not been finally determined or agreed to by Buyer and the Sellers’ Agent, then Buyer shall have the claimed Set-Off Amount deposited and held in escrow pursuant to the Escrow Agreement until such final determination or agreement.

(d)    Other Buyer Obligations; Related Provisions.

(i)    During the period following the Closing until the expiration of the Second Revenue Success Period, Buyer shall deliver quarterly written status reports to the Sellers’ Agent, regarding (A) the achievement of the Regulatory Milestone Payments; and (B) the calculation of any Revenue Success Payments due in respect of the applicable quarter. Such quarterly reports shall be delivered to the Sellers’ Agent by the end of the first month following the end of the applicable quarter, and shall constitute Confidential Information hereunder.

(ii)    Buyer will make the work papers and back-up materials used in preparing the calculation of any Revenue Success Payments available to Sellers’ Agent and its accountants and other representatives at reasonable times and upon reasonable notice, but no more than two times in any twelve month rolling basis. Sellers’ Agent may object to the calculation of any Revenue Success Payments on the basis that it was not prepared in accordance with GAAP or that the calculation of any Revenue Success Payments contained mathematical errors. If Sellers’ Agent has any objections to the calculation of any Revenue Success Payments, Sellers’ Agent will deliver a statement describing such objections to Buyer within twenty (20) days after receiving the calculation of any Revenue Success Payments. Buyer and Sellers’ Agent will attempt in good faith to resolve any such objections. If Buyer and Sellers’ Agent do not reach a resolution of all objections within thirty (30) days after Buyer has received the statement of objections, Buyer and Sellers’ Agent jointly will engage the Independent Auditors to resolve any remaining objections. The Independent Auditors will resolve such objections and determine, in accordance with this Section 2.6(d)(ii), the amounts to be included in the calculation of any Revenue Success Payments. The Parties will provide the Independent Auditors, within ten (10) days of its selection, with a definitive statement of the position of each Party with respect to each unresolved objection. Buyer will provide the Independent Auditors access to the books and records of the Company. The Independent Auditors will have thirty (30) days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of the Independent Auditor will be set forth in writing and will be conclusive and binding upon the Parties. Buyer will revise the determination of the calculation of any Revenue Success Payments as appropriate to reflect the resolution of Sellers’ Agent’s objections pursuant to this Section 2.6(d)(ii). The fees, costs and expenses of the Independent Auditor shall be paid (i) by the Sellers if the items covered thereby are resolved in favor of Buyer or (ii) by Buyer if the items covered thereby are resolved in favor of the Sellers. If the items referred to therein are resolved in part in favor of the Sellers and in part in favor of Buyer, such fees, costs and expenses shall be allocated between the Sellers and Buyer in inverse proportion as the Sellers and Buyer may prevail on matters resolved by the Independent Auditors, which proportionate allocations shall be determined by the Independent Auditors.

(iii)    The Sellers acknowledge that after the Closing (A) Buyer shall have sole discretion over all matters relating to the Company, the Business, and the Company Products, including, but not limited to, any research, development, manufacturing, clinical trial design, site selection, regulatory, quality standards, legal, Intellectual Property, marketing, and sales decisions; and (B) neither Buyer nor the Company will owe any fiduciary duty or express or implied duty to any Seller; provided however, that Buyer will use “Post-Closing Commercially Reasonable Efforts” (as defined below) to achieve the regulatory and revenue milestones set forth in Section 2.6(a) until the achievement or expiration thereof; and provided further, that Buyer shall not take any action specifically and primarily intended to reduce the amount of the regulatory and revenue milestone payments to be paid to Sellers.

(iv)    In the event, prior to the expiration of the Second Revenue Success Period, that the Buyer is acquired by or merged with an entity and the acquired/combined entity fails to assume the obligations to use Post-Closing Commercially Reasonable Efforts to timely achieve the regulatory and revenue milestones above, then the remaining portion of any unpaid Contingent Payments, whether or not yet earned, must be paid in full to the Sellers.

(v)    In the event Buyer, or if the Buyer is acquired or merged with another entity (other than pursuant to an acquisition of shares issued in an IPO or a transaction or series of transactions in which the holders of the voting securities of the Buyer outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, more than 50% of the total voting power represented by the voting securities of the Buyer or such surviving entity outstanding immediately after such transaction or series of transactions), and thereafter Buyer or such successor entity to the Buyer, as applicable, is declared bankrupt as finally adjudicated or determined in a federal bankruptcy court at a time when any Contingent Payments are or may become payable (whether or not yet earned), then the Buyer or such successor entity to the Buyer, as applicable, and Sellers’ Agent shall in good faith negotiate for (a) the sale of the intellectual property, tooling, and remaining inventory of the Company in existence as of the Closing Date or (b) a nonexclusive license for the intellectual property of the Company in existence as of the Closing Date, in either case to the Sellers (or one or more of them as they may agree, or to an entity created by them).

(vi)    For purposes of this Section 2.6, “Post-Closing Commercially Reasonable Efforts” shall mean that measure of good faith efforts and resources that a similarly situated company acting in good faith to achieve the regulatory and revenue milestones described herein would normally commit to activities or products of a similar potential value, stage of research or development, life cycle and commercial potential, taking into account all relevant factors that a similarly situated company would normally and in good faith take into account, including issues of safety and efficacy, product profile, difficulty, feasibility, timelines, and costs associated with the development or manufacture, the competitiveness of alternative products, patent or other proprietary positions (including patent coverage and regulatory exclusivity), the regulatory requirements involved and the potential profitability.

(vii)    In connection with the forgoing, the Sellers and the Sellers’ Agent hereby expressly acknowledge the contingent and uncertain nature of the Contingent Payments, and the possibility that no Contingent Payments may become payable under this Section 2.5, despite Buyer’s use of Post-Closing Commercially Reasonable Efforts in accordance with the terms hereof.

(e)    Limits on Assignability / Transferability. Except by will, the applicable Laws of intestacy or other operation of applicable Law, the right of any Seller to receive such person’s portion of any Contingent Payments shall not be assignable or transferable without Buyer’s written consent (which shall not be unreasonably withheld, conditioned or delayed) and neither Buyer, the Company, nor the Sellers’ Agent shall give effect to any purported assignment or transfer made in contravention of this sentence.

Section 2.7    Contingent Issuance of Buyer Stock. Promptly following and contingent upon the occurrence of the earlier of: (a) the date the first Contingent Payment, if any, becomes payable, or (b) March 31, 2020, Buyer shall issue to Sellers the Buyer Stock in accordance with the Consideration Allocation Schedule. In connection therewith and as a condition thereto, each Seller shall deliver to Buyer signed counterparts to the applicable Investor Documents.

Section 2.8    Withholding Tax. Buyer shall be entitled to deduct and withhold from any payments made hereunder all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law; provided, however, that Buyer shall, except with respect to payments in the nature of compensation to be made to employees or former employees, provide reasonable notice to the Sellers’ Agent regarding the amount of such withholding prior to making any such deduction or withholding, and shall reasonably cooperate with the Sellers’ Agent in efforts to obtain reduction of or relief from such deduction or withholding. All such withheld amounts shall be paid over to the appropriate Governmental Authority and treated as delivered to the applicable payees hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Except as set forth in the Disclosure Schedules, each Seller represents and warrants to Buyer as follows:

Section 3.1    Authority of the Seller. If the Seller is an entity, the Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as set forth on Section 3.1 of the Disclosure Schedules. The Seller has all necessary power and authority to enter into this Agreement, to carry out the Seller’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer and the Company) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.2    No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not: (a) result in a material violation or breach of any provision of any Law or Governmental Order applicable to the Seller; or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or material breach of or the creation of any Encumbrance, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under or result in the acceleration of any Material Contract to which the Seller is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.3    Legal Proceedings; Governmental Orders.

(a)    There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Seller’s Knowledge, threatened against or by the Seller and relating to the Seller’s ownership of the Shares or status as an equity owner of the Company, challenging the validity or enforceability of this Agreement or seeking to enjoin or prohibit consummation of the transactions contemplated hereby.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller and relating to the Seller’s ownership of the Shares or status as an equity owner of the Company, challenging the validity or enforceability of this Agreement or seeking to enjoin or prohibit consummation of the transactions contemplated hereby.

(c)    The Seller has no existing claim against the Company, nor is aware of any circumstances in existence which may give rise to such a claim.

Section 3.4    Ownership of Shares. The Shares, Company Options, Company Warrants, and/or Company Convertible Securities, as applicable, owned by the Seller are set forth next to the Seller’s name on Schedule I. The Seller is, and has been at all times up to and until the Closing, the sole legal and beneficial owner of such Shares, Company Options, Company Warrants, and/or Company Convertible Securities, and such ownership is free and clear of all Encumbrances. The Seller has not granted (and there do not exist) any subscriptions, options, rights, warrants, calls, voting agreements, commitments or arrangements of any kind with respect to such Shares, Company Options, Company Warrants, and/or Company Convertible Securities. At Closing, Buyer will obtain good and valid title to the Seller’s Shares, of record and beneficially, free and clear of any Encumbrance, other than an Encumbrance created by Buyer. As of the Closing, the Seller will hold no other securities, voting rights, economic interests, profits interests or other equity interests in the Company that the Seller legally or beneficially owns or has any rights or interests in or with respect to the Company other than the Shares.

Section 3.5    Brokers. Except as set forth in Section 3.5 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Seller.

Section 3.6    Legal Counsel. The Seller understands and agrees that (a) Dorsey & Whitney LLP (the “Company Counsel”) represents only the Company and is not representing or advising any of the Sellers in the transactions contemplated by this Agreement and (b) the Seller has been advised to seek independent counsel regarding this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and have been afforded the opportunity to do so.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer:

Section 4.1    Organization and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.2    Authority of the Company. The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite organizational action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and the Sellers) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Listed on Section 4.2 of the Disclosure Schedules are the names of all individuals who are duly elected as directors of the Company and duly appointed as officers of the Company.

Section 4.3    Capitalization.

(a)    The Shares owned by each of the Sellers are as set forth on Section 4.3(a) of the Disclosure Schedules, and such Shares constitute all of the issued and outstanding equity interests in the Company. The Shares have been duly authorized and validly issued and are fully paid and nonassessable, were issued in compliance with all applicable Laws, and were not issued in violation of, and are not subject to, any preemptive rights or any other agreement, arrangement or commitment to which the Company is party.

(b)    Except as set forth on Section 4.3(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of, or other equity or voting interest in, the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in, the Company.

(c)    There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company.

(d)    There are no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote with the Company’s stockholders on any matter.

(e)    There are no proxies and no voting agreements or voting trusts or other voting arrangements with respect to any capital stock of, or other equity or voting interests in, the Company.

Section 4.4    No Subsidiaries. The Company does not own, or have any ownership interest in, any other Person.

Section 4.5    No Conflicts; Consents. True and correct copies of the Company Certificate of Incorporation and Company Bylaws as currently in effect have been delivered to the Buyer. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) result in a violation or breach of any provision of the Company Certificate of Incorporation or Company Bylaws; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of or the creation of any Encumbrance, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or result in the acceleration or create in any party the right to accelerate, terminate, modify or cancel any Material Contract, except in the case of clause (c) as set forth in Section 4.5 of the Disclosure Schedules and other than, in the case of clauses (a) and (b) any such violations or breaches that individually or in the aggregate have not been and would not reasonably be expected to be material to the Company, and would not reasonably be expected to affect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices as are set forth in Section 4.5 of the Disclosure Schedules.

Section 4.6    Financial Statements.

(a)    The Company has made available to Buyer unaudited balance sheet and statements of income and cash flows for the Company as of and for the fiscal years ended on December 31, 2017 and December 31, 2018 (the “Annual Financial Statements”), and the unaudited balance sheet and statements of income and cash flows for the Company as of and for the period ended on March 31, 2019 (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). Except as otherwise noted in the Financial Statements, the Financial Statements present fairly, in all material respects, the financial condition of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended, except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments. Except as may be indicated in the notes thereto, the Financial Statements have been prepared from, and are in accordance with, the books and records of the Company, which books and records are complete and correct in all material respects and have been regularly kept and maintained in accordance with GAAP on a consistent basis and the Company’s normal and customary practices.

(b)    The accounts receivable and other receivables reflected on the Financial Statements and those arising in the ordinary course of business after the date thereof, (i) have arisen from bona fide transactions in the ordinary course of business and (ii) are collectible and not subject to valid counterclaims or setoffs other than adjustments, allowances and modifications in the ordinary course of business of the Company, in accordance with GAAP and consistent with past practice.

(c)    All inventory of the Business, whether or not reflected in the Interim Financial Statements, consists of a quality and quantity usable and, with respect to finished goods only, salable in the ordinary course of business, in accordance with GAAP and consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory will be owned by the Company as of the Closing Date free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(d)    Section 4.6(d) of the Disclosure Schedules sets forth a full and complete list of all bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal other than customary restrictions due to bank policies not specific to the Company.

Section 4.7    Undisclosed Liabilities. The Company has no material liabilities of the type that would be required to be reflected in balance sheets under GAAP, except (i) those which are reflected or reserved against in the Financial Statements; (ii) those which have been incurred in the ordinary course of business since March 31, 2019 and which are not in the aggregate material in amount (to the extent such liabilities are included as Closing Indebtedness); (iii) the Transaction Expenses; and (iv) contractual and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material; and (v) those arising in the ordinary course under unexpired Material Contracts for which neither the Company or counterparty to such contract has alleged or is in breach.

Section 4.8    Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement or as set forth on Section 4.8 of the Disclosure Schedules, from March 31, 2019 until the date of this Agreement, the Business and the Company have operated in the ordinary course of business and there has not been, with respect to the Business or the Company, any:

(a)    event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect;

(b)    amendment of the Company Certificate of Incorporation or Company Bylaws or other organizational documents of the Company;

(c)    split, combination or reclassification of any Shares or other equity interests in the Company;

(d)    issuance, sale or other disposition of any Shares or other equity interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Shares or other equity interests in the Company;

(e)    declaration or payment of any dividends or distributions on or in respect of, or redemption, purchase or acquisition of, any Shares or other equity interests in the Company;

(f)    material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)    incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h)    sale or other disposition of any of the assets shown or reflected on the balance sheet in the Interim Financial Statements, except in the ordinary course of business;

(i)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Business IP;

(j)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(k)    any material capital expenditures;

(l)    imposition of any Encumbrance other than Permitted Encumbrances upon any properties, capital stock or assets, tangible or intangible;

(m)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(n)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o)    action by or on behalf of the Company to make, change or rescind any material Tax election, amend any material Tax Return or claim a refund of Taxes, settle, compromise any Tax claim liability, or change any material Tax accounting or reporting method or policies; or

(p)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.9    Material Contracts.

(a)    Section 4.9(a) of the Disclosure Schedules lists each of the following Contracts of the Company related to the Business, other than Excluded Contracts (together with all leases required to be listed in Section 4.10(b) of the Disclosure Schedules, the “Material Contracts”):

(i)    each agreement (A) involving aggregate consideration in excess of $50,000 or (B) requiring performance by any party more than one (1) year from the date hereof, in each case of (A) and (B) which cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)    all agreements that relate to the sale of any of the assets related to the Business for consideration in excess of $50,000;

(iii)    all agreements that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)    all agreements that relate to any Business IP;

(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements;

(vi)    any agreements with independent contractors or consultants (or similar arrangements);

(vii)    all agreements with employees or other service providers that are not terminable by the Company at will with no penalty or payment;

(viii)    all licenses of Intellectual Property by a third party to the Company (except for Contracts of commercially available “off-the-shelf’ or similar software (including software-based services) with an aggregate purchase price and/or annual license fee no greater than $10,000);

(ix)    all IP Contracts;

(x)    all agreements relating to indebtedness (including guarantees) of the Company or the Business;

(xi)    all agreements with any Governmental Authority;

(xii)    all agreements that would limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xiii)    all agreements that would require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xiv)    any agreements that would provide for any joint venture, partnership or similar arrangement by the Company;

(xv)    all agreements between or among the Company or the Sellers on the one hand and any Seller or the Company on the other hand;

(xvi)    all agreements relating to the use, possession or control of Personal Data by or on behalf of the Company other than in the ordinary course of business;

(xvii)    all agreements that require the consent or approval of any third party for the consummation of the transactions contemplated herein, or to prevent a breach of or default under, or a termination or modification of the terms of such agreement in connection with the consummation of the transactions contemplated herein; and

(xviii)    any agreement not otherwise disclosed in Section 4.9 of the Disclosure Schedules which is material to the Business and not entered into in the ordinary course of business.

(b)    The Company has made available to Buyer a correct and complete copy of each Material Contract, including all amendments, material waivers or modifications thereto. Each Material Contract is in full force and effect and (i) as of the date hereof, is the legal, valid and binding obligation of the Company, (ii) as of the Closing Date, will be the legal, valid and binding obligation of the Company, and (iii) to the Knowledge of the Company, is the legal, valid and binding obligation of the other parties thereto, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in material default under, or in material breach or violation of, and an event has not occurred that (with or without notice, lapse of time or both) could reasonably be expected to constitute a material default by the Company under any such Material Contract other than the performance of its obligations under this Agreement as described in Section 4.5 of the Disclosure Schedules. To the Knowledge of the Company, no other party to any such Material Contract is in material default under any such Material Contract. The Company has not received any written notice or, to the Knowledge of the Company or the Sellers, oral notice from any counterparties in connection with any of the Material Contracts of (A) any material breach or default under any Material Contract, (B) the fact that any such party will terminate, not renew, cancel or substantially decrease its business with the Company, or (C) any claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract.

Section 4.10    Title to Assets; Sufficiency of Assets; Real Property.

(a)    Except with respect to Intellectual Property (as to which all representations are contained in Section 4.12), as of the date hereof, the Company has good and valid title to, or a valid leasehold interest in, all of its assets (tangible and intangible), rights and properties related to the Business. As of the Closing Date, the Company will have good and valid title to, or a valid leasehold interest in, all of its assets (tangible and intangible), rights and properties used to conduct the Business (other than Licensed Patents), and no Affiliate of the Company, or Seller or Affiliate thereof, will own any assets that are necessary or material to the Business as currently conducted by the Company. All such assets, rights and properties (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)    liens for Taxes not yet due and payable or which are being contested in good faith;

(ii)    mechanics, carriers’, workmen’s, repairmen’s, supplier’s, landlord’s or other like liens arising or incurred in the ordinary course of business and securing obligations that are not delinquent and that will be paid and discharged in the ordinary course of business;

(iii)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of such Real Property by the Company; and

(iv)    Encumbrances that will be removed prior to or in connection with the Closing.

(b)    Section 4.10(b) of the Disclosure Schedules lists the street address of each parcel of Real Property used in connection with the Business, and identifies all Real Property leases relating thereto. The Company owns no Real Property.

(c)    All tangible assets that are necessary to conduct the Business, taken as a whole, are generally in operating condition in repair adequate for the purposes for which such assets are presently used, except for ordinary wear and tear or immaterial defects which do not materially adversely affect use and operation in the ordinary course of business, and have been maintained in accordance with normal industry practices.

Section 4.11    Privacy, Security and Information Technology.

(a)    The Company has made available or delivered to Buyer true, correct and complete copies of all Personal Data Obligations relating to the Company Products. To the Knowledge of the Company, such Personal Data Obligations do not contain any representations or statements that were materially inaccurate, misleading, unfair or deceptive when made.

(b)    To the Knowledge of the Company, the Company is in compliance in all material respects with all applicable Privacy Laws and Personal Data Obligations governing its use of all Personal Data of any natural person, including, without limitation, employees, clinical trial participants, and patients that has been collected or otherwise obtained by or on behalf of the Company.

(c)    To the Knowledge of the Company, neither the execution nor delivery of this Agreement, the contemplated transactions, or the performance of the Company’s obligations hereunder, or the transfer of any Personal Data to Buyer will violate any applicable Laws, including HIPAA, or any of the Company’s Personal Data Obligations.

(d)    To the Knowledge of the Company, the Company has not, in the past three (3) years, experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Data in the Company’s possession, custody or control. To the Knowledge of the Company, in the past three (3) years, no person who holds or processes Personal Data on behalf of the Company has experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any of the Company’s Personal Data in the third party’s possession, custody or control that would have required notice to any third person under applicable Law or any Personal Data Obligations or that caused a material loss or disruption to the Company.

(e)    To the Knowledge of the Company, the information technology systems used by the Company is fully functional and operate and perform in a manner that permits it to conduct the Business as currently conducted and as currently planned to be conducted within reasonable and customary industry standards. To the Knowledge of the Company, the Company has taken commercially reasonable actions, consistent with current reasonable and customary industry standards, to protect the confidentiality, integrity, operation and security of the information technology systems used by the Company (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, corruption, or vulnerability. To the Knowledge of the Company, in the 12-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any information technology system that has caused a material disruption or interruption of the Company’s operations that was not cured within a reasonable period of time.

Section 4.12    Intellectual Property.

(a)    As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including the following: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents, patent applications, patentable inventions and rights in respect of utility models or industrial designs and invention disclosures (collectively, “Patents”); (iii) copyrights, copyrightable works, whether registered or unregistered, and registrations and applications therefor (collectively, “Copyrights”); and (iv) trade secrets, know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

(b)    Section 4.12(b)(1) of the Disclosure Schedules sets forth a list of all Registered Marks related to the Business owned by or exclusively licensed to the Company (collectively, “Business Marks”), Section 4.12(b)(2) of the Disclosure Schedules sets forth a list of all Registered Patents related to the Business owned by or exclusively licensed to the Company (collectively, “Business Patents”), Section 4.12(b)(3) of the Disclosure Schedules sets forth a list of all Registered Copyrights related to the Business owned by or exclusively licensed to the Company (collectively,

“Business Copyrights”), and Section 4.12(b)(4) of the Disclosure Schedules sets forth a list of all domain names related to the Business owned by or exclusively licensed to the Company (collectively, “Business Domain Names”, and, together with the Business Marks, the Business Patents, and the Business Copyrights, the “Business IP”). As used herein, the term “Registered” means (a) in reference to Marks, that such Marks have been filed and are still pending or become registered and remain in good standing, (b) in reference to Patents, that such Patents have been filed and are still pending or become issued and remain in good standing, and (c) in reference to Copyrights, that such Copyrights have been filed and are still pending or have become registered and remain in good standing.

(c)    The Company owns, and as of the Closing Date the Company will own, exclusively, all right, title and interest to the Business IP (other than the Business IP licensed to the Company as of the date hereof or as of the Closing Date), free and clear of all Encumbrances other than Permitted Encumbrances, and the Company has not received any written or, to the Knowledge of the Company, oral notice or claim challenging the Company’s ownership of any of such Business IP. All Business IP (excluding any pending applications and domain names included in the Business IP) is, to the Knowledge of the Company, valid and enforceable and, except as set forth on Section 4.12(c)(1) of the Disclosure Schedules, no adverse written notice or claim challenging the validity or enforceability or alleging the misuse of any Registered Business IP has been received by the Company. To the Knowledge of the Company, all pending applications for issuance of Business Patents and all pending applications to register Business Marks are in good standing and without challenge by any third party except as set forth on the Disclosure Schedules. The Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Business IP owned by the Company, and after the Closing Date, the Company will have, the sole and exclusive right to bring actions for infringement or unauthorized use of the Business IP owned by the Company as of the Closing Date. Except as set forth on Section 4.12(c)(2) of the Disclosure Schedules, with respect to all Business IP owned by the Company, and to the Knowledge of the Company with respect to all Business IP licensed to the Company, there are no filings, payments or other actions that were required to have been or are required to be made or taken on or prior to the date hereof that were not timely made or taken, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of complying with legal requirements to obtain, maintain, preserve or renew any material Business IP. The Company has taken such steps to protect its rights in the Business IP and maintain the confidentiality of all of the Trade Secrets related to the Business as are consistent with reasonably prudent business practices employed by similarly situated businesses operating in the same industry as the Company. To the Knowledge of the Company, no otherwise enforceable Trade Secrets related to the Business have been disclosed other than to employees, consultants, representatives, collaborators and agents of the Company and other third parties who are bound by written and enforceable confidentiality or non-disclosure agreements.

(d)    Except as set forth on Section 4.12(d)(1) of the Disclosure Schedules, all founders, directors, officers, employees, agents, consultants or contractors of the

Company who are inventors of any Business Patent or are authors of any Business Copyright: (i) is a party to a valid and enforceable agreement (A) under which the Company is deemed to be the original owner/author of all property rights therein; and (B) which includes a provision presently, irrevocably and completely assigning to the Company all right, title and interest in such work or whereby such employee, agent, consultant, or contractor agrees to assign all right, title and interest in such work; or (ii) has executed a present, irrevocable, valid and enforceable assignment or an agreement to assign in favor of the Company all right, title and interest in such work. No past or present founder, directors, officers, employee, agent, consultant or contractor of the Company who has contributed to or participated in the creation or development of any patentable invention, Trade Secret, or copyrightable material or work of authorship or other work product on behalf of the Company, in each case relating to the Business (i) except as set forth on Section 4.12(d)(2) of the Disclosure Schedules, is in breach of any term of any agreement relating to Business IP; (ii) has any ownership interest, license, permission or other right in or to any such Business IP or (iii) has any right to any payment relating to his or her participation in the development, creation or assignment of such Business IP. As of the Closing Date, all founders, directors, officers, employees, agents, consultants or contractors of the Company that have contributed to or participated in the creation or development of any Business IP, have executed all documents necessary for Company to secure, maintain, prosecute and exercise its rights therein, including executing all inventor declarations and assignments associated with the Business Patents.

(e)    To the Knowledge of the Company, the Company owns or possesses adequate licenses or other valid rights to use, and, to the Knowledge of the Company, as of the Closing Date the Company will own or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Business. None of the Business IP owned by the Company or, to the Knowledge of the Company, licensed to the Company is subject to any outstanding order, judgment, or stipulation restricting the use or exploitation thereof by the Company. To the extent that the Business IP includes any licenses, such licenses are not negated or altered by the sale of Company to Buyer in accordance with this Agreement, and such licenses shall be fully paid up as of the Closing Date.

(f)    Except as set forth on Section 4.12(f) of the Disclosure Schedules, the Company has not granted to any third party any rights under any Business IP (each such Contract, an “IP Contract”), other than Excluded Contracts.

(g)    The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that the operation of the Business, and the development, use, manufacture, marketing, distribution, import or sale of the Company Products as conducted and as contemplated to be conducted by the Company as of the Closing Date, infringes, misappropriates, dilutes or violates any Intellectual Property of any third party. To the Knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by or licensed to the Company and the Company has not made any oral or written accusations to any third party, including, but not limited to, cease and desist letters, regarding any actual or potential infringement or misappropriation of any Intellectual Property owned by or licensed to the Company. To the Knowledge of the Company, at no time during the conception of or reduction to practice of any Business Patent was any inventor to any Business Patent operating under any grants from any Governmental Authority or other third party, performing research sponsored by any Governmental Authority or other third party which would obligate such Person to grant licenses or assign to such Governmental Authority or other third party any Business Patent.

(h)    The Company is not subject to any agreement with any standards body or other similar entity that would obligate the Company to grant licenses to any Person with respect to, or otherwise impair or limit such member’s control of, any Business IP.

Section 4.13    Insurance. Section 4.13 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies related to the Business that are maintained by the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been timely paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. There are no material disputes with the underwriters of any such policies or any material claims pending under such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 4.14    Legal Proceedings; Governmental Orders.

(a)    Other than as set forth on Section 4.14(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Knowledge of the Company or the Sellers, threatened against or by the Company affecting any of the properties or assets related to the Business or challenging the enforceability of this Agreement.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of the properties or assets related to the Business.

Section 4.15    Compliance with Laws; Permits.

(a)    The Company is and has been in compliance in all material respects with all Laws applicable to the Business or the properties or assets specifically related to the Business.

(b)    All Permits required for the Company to conduct the Business have been obtained by it, are valid and in full force and effect and have been and are being complied with in all material respects. No suspension, cancellation or material modification of any Permit is pending or, to the Knowledge of the Company, is threatened. A true, correct and complete list of all such material Permits is set forth in Section 4.15(b) of the Disclosure Schedules.

(c)    None of the representations and warranties contained in Section 4.15 shall be deemed to relate to regulatory matters governed by Section 4.16, environmental matters (which are governed by Section 4.17), employee benefits matters (which are governed by Section 4.18), employment matters (which are governed by Section 4.19) or Tax matters (which are governed by Section 4.20).

Section 4.16    Regulatory Matters.

(a)    The Company has not received any warning letter from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority or other similar communication, including any oral communication, from the FDA or other Governmental Authority alleging or asserting noncompliance with any Health Care Laws. The Company has not received any verbal or written notification from the FDA or any other Governmental Authority (i) that any product approval or clearance is withdrawn or materially modified or that such an action is under consideration, (ii) contesting the uses of or the labeling and promotion of any such products, (iii) with respect to any other asserted or alleged violations, criminal proceedings, investigations or enforcement actions under any Health Care Law, or (iv) otherwise alleging or asserting noncompliance with any Health Care Law. Without limiting the foregoing, the Company is, and as of the Closing Date the Company will be, in compliance, in all material respects, with all current applicable statutes, rules, regulations, or orders administered or issued by the FDA (“FDA Laws”) or comparable foreign Governmental Authority in connection with the Business (“Foreign Device Laws”) including, but not limited to, the FDA’s Quality System Regulation, 21 C.F.R. Part 820, Medical Device Reporting under 21 C.F.R. 803, Registration and Listing under 21 C.F.R 807, Unique Device Identification under 21 C.F.R 830. The Company does not have Knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or any other Governmental Authority. There have been no recalls, corrections, repairs, replacements, refunds, safety alerts (or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of any of the Company Products), detentions, withdrawals, seizures, termination or suspension of manufacturing, or other adverse regulatory actions requested or, to the Knowledge of the Company, threatened relating to the Company or the Company Products, and no field notifications, field corrections or alerts, or, to the Knowledge of the Company, no facilities where any such products are produced, processed, packaged or stored and the Company has within the last five (5) years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall, correction, repair, replacement, refund, safety alert (or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of any of the Company Products), detention, withdrawal, seizure, termination or suspension of manufacturing or provided post-sale warnings regarding any of the Company Products. The Company does not have Knowledge of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any of the Company Products sold or intended to be sold by the Company; (2) a change in the marketing classification or a material change in the labeling of any such product, or (3) a termination or suspension of the marketing of such product.

(b)    To the Knowledge of the Company, the Company Products, where required, have been and are being designed, tested, manufactured, marketed, sold and distributed in all material respects under relevant EU/Medical device directive (MDD) requirements (council directive 93/42/EEC, as amended 9/21/2007 or thereafter),valid pre-market notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360(k), and 21 C.F.R. Part 807, Subpart E (“510(k)s”), or pre-market approval applications approved by the FDA in accordance with 21 U.S.C. § 360e and 21 C.F.R. Part 814 (“PMAs”), and in a manner materially compliant with 21 C.F.R. Part 820. To the Knowledge of the Company, clinical investigations, where required, have been performed under valid investigational device exemptions (21 C.F.R. Part 812), and, if applicable, under the EU clinical trials directive 2001/20/EC and amendments. All 510(k)s, PMAs for the Company Products are exclusively owned by the Company, and as of the Closing Date will be exclusively owned by the Company, and to the Knowledge of the Company, the FDA is not considering suspending, or revoking any such 510(k)s, PMAs or changing the marketing classification or labeling of any such products. There is no material false information or material omission in any product application to the FDA or comparable foreign Governmental Authority, or any document required to be maintained by FDA or comparable foreign Governmental Authority. Neither the Company nor, to the Knowledge of the Company, any of its founders, directors, officers, employees, or agents acting for the Company, has committed any act, made any statement or failed to make any statement, relating to any Product or the development or manufacturing thereof that would reasonable be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(c)    The Company maintains documentation showing that components supplied to the Company related to the Company Products are manufactured in accordance with the Company’s specifications therefor. The processes used to produce the Company Products are accurately described in documents maintained by the Company and such documents have been made available to Buyer. To the Knowledge of the Company, such processes are adequate to ensure that commercial quantities of Company Products confirm to the specifications established therefore and are (i) of merchantable quality, (ii) salable in the ordinary course of business, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy.

(d)    To the Knowledge of the Company, the Company is in material compliance with all Health Care Laws applicable to the maintenance, compilation and filing of reports, including Medical Device Reports (as defined in 21 C.F.R. Part 803) and reports of corrections and removals (as described in 21 C.F.R. Part 806), with regard to the Company Products, and all applicable Laws that require reporting of payments or transfers of value provided to health care providers, including, but not limited to, the Physician Payments Sunshine Law, 42 U.S.C. § 1320a-7h, and applicable state sunshine reporting Laws. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any of the Company Products filed or delivered by or on behalf of the Company to any Governmental Authority were true and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing) and remains true and accurate.

(e)    To the Knowledge of the Company, all of the Company Products, including all components, packaging, labeling and promotional materials or oral representations for such products, comply in all material respects with applicable Health Care Laws.

(f)    To the Knowledge of the Company, all preclinical animal testing and clinical trials relating to any Company Products funded by, sponsored by, or conducted by the Company have been and are being conducted and comply with experimental protocols, procedures and controls, accepted professional scientific standards, including good clinical practices, and applicable Laws.

(g)    Neither the Company nor any officer, director or employee of the Company (i) is currently or has been excluded, suspended, debarred from participating or is otherwise ineligible to participate in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)), (ii) has been sanctioned by any such federal health care program, or (iii) has been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b. To the Knowledge of the Company, no such exclusions, suspensions, debarments or sanctions are threatened nor is there any basis for such exclusions, suspensions, debarments or sanctions.

Section 4.17    Environmental Matters.

(a)    The Company is and has for the past three (3) years been in compliance in all material respects with all Environmental Laws and has not received from any Person any (i)    Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, the subject matter of which, in the case of (i) and (ii) above, remains unresolved and would reasonably be expected to result in a material liability.

(b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Business, except for any such failure to obtain or comply that would reasonably be expected to result in a material liability.

(c)    To the Company’s Knowledge, there has been no Release of Hazardous Materials by the Company in contravention of Environmental Laws. The Company has not at any time prior to the Closing Date, used, manufactured or stored reportable quantities of Hazardous Materials at any Real Property currently operated or leased by the Company in connection with the Business. The Company has not received in writing any Environmental Notice that any Real Property currently operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an material Environmental Claim against, or a material violation of Environmental Laws or term of any Environmental Permit by, the Company.

Section 4.18    Employee Benefit Matters.

(a)    Set forth on Section 4.18(a) of the Disclosure Schedules is a list of all Employee Benefit Plans established, maintained or contributed to by the Company except for (i) at-will employment or services agreements providing no requirement for a termination notice period, severance or other post-termination benefits (other than benefits continuation coverage required by Law), in which case only forms of such agreements will be scheduled, and (ii) individual Company Option and other equity award agreements, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms. The Company made available to Buyer copies of each current Employee Benefit Plan, as well as its form at-will employment or services agreements and form equity award agreements.

(b)    The Company (including all employers, whether or not incorporated, that are treated together with the Company as a single employer within the meaning of Section 414 of the Code) does not maintain or contribute to, and has not maintained or contributed to in the six (6) years prior to Closing, an Employee Benefit Plan that is either (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) subject to the minimum binding standards of Section 412 of the Code or Section 302 of ERISA, (iv) a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code. The Company has not incurred any withdrawal liability under Title IV of ERISA that has not been satisfied in full. No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code. No Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c)    Each Employee Benefit Plan conforms to and has been operated and administered in compliance in all material respects with the requirements of ERISA, the Code and all other applicable Laws. There are no pending or, to the Knowledge of the Company, threatened, claims (other than routine claims for benefits) or lawsuits against or with respect to any Employee Benefit Plans. The Company does not have Knowledge of any governmental audit or examination of any Employee Benefit Plan or of any facts which would reasonably lead it to believe that any such audit or examination is pending or threatened.

(d)    All amounts required to have been paid as contributions to any Employee Benefit Plan have been paid within the time prescribed by applicable Laws and the applicable plan documents or have been accrued on the Company’s Financial Statements. The Company has not been delinquent in any material respect as to premiums, reimbursements, accruals, contributions or payments to or in respect of any Employee Benefit Plan.

(e)    The Company has not made any promises or incurred any liability under any Employee Benefit Plan or otherwise to provide post-termination or retiree health or other welfare benefits to employees (or to their spouses or dependents) or to anyone else, except as specifically required by applicable Laws.

(f)    The Company is not a party to and does not have any obligation under any Employee Benefit Plan to compensate any person for excise Taxes payable pursuant Section 409A of the Code.

(g)    Neither Buyer’s purchase of the Shares from the Sellers nor any other transaction contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment becoming due to any current or former employee under any Employee Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. No payment or benefit that could be made by the Company will be characterized as a parachute payment within the meaning of Section 280G of the Code. Neither the Company nor any of its subsidiaries has any obligation to gross-up or indemnify any individual with respect to any excise Taxes under Section 4999 of the Code.

(h)    The Company does not have any plan or commitment to establish any new Employee Benefit Plan, to modify any Employee Benefit Plan (except to the extent required by applicable Law or to conform any such Employee Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Employee Benefit Plan.

(i)    The Company is not bound by any collective bargaining agreement to maintain any Employee Benefit Plan.

Section 4.19    Employment Matters.

(a)    Section 4.19(a) of the Disclosure Schedules sets forth a true, correct and complete listing of the current employees of the Business, and sets forth for each such person, the following: (a) title or position (including whether full or part-time), (b) location (city and state), (c) hire date, (d) current annual salary if salaried or hourly rate of pay if paid hourly, (e) annual commission, bonus or other incentive-based compensation targets, (i) the rate and amount of such compensation paid to each such employee for the current fiscal year, and (g) status as exempt or non-exempt. Section 4.19(a) of the Disclosure Schedules lists all current employees of the Business, if any, who are out on a leave of absence (whether related to disability, under the Family and Medical Leave Act, or otherwise). Section 4.19(a) of the Disclosure Schedule also lists all individuals who provide services to the Company as an independent contractor, including, for each: (a) the start date of services, (b) the proposed end date of services, and (c) the rate of compensation.

(b)    The Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices and there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with any alleged employment of any person.

(c)    Except as set forth on Section 4.19(c) of the Disclosure Schedules and other than for customary “at will” employment arrangements and offer letters, the Company does not have any written employment contracts.

(d)    As of the date hereof: (a) the Company is not delinquent in the payment (i) to or on behalf of its past or present employees or other persons of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof, or (ii) of any amount which is due and payable to any state or state fund pursuant to any workers’ compensation statute, rule or regulation or any amount which is due and payable to any workers’ compensation claimant; (b) there are no collective bargaining agreements currently in effect between the Company and labor unions or organizations representing any employees; (c) no such collective bargaining agreement is currently being negotiated by Company; (d) to the Knowledge of the Company, there are no union organizational drives in progress and there has been no formal or informal request to Company for such collective bargaining or for an employee election from any union or from the National Labor Relations Board; and (e) to the Knowledge of the Company, no dispute exists between Company and any of its sales representatives related to the Business between any such sales representatives with respect to territory, commissions, products or any other terms of their representation.

(e)    Except set forth on Section 4.19(e) of the Disclosure Schedules, no Company employees or other service providers will be entitled to any severance or other payment in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)    The Company has not extended to any of its employees or other service providers any loans or credit.

Section 4.20    Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:

(a)    The Company has timely filed with the appropriate taxing authorities (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any such Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company, whether or not shown on such Tax Returns, have been timely paid in full. All Taxes not yet due and owing have been accrued and adequately disclosed and fully provided for in accordance with GAAP on the Financial Statements.

(b)    The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding required by applicable Law.

(c)    No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, which such extension or waiver is still in effect.

(e)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or resolved.

(f)    The Company is not a party to any audit or court or administrative proceeding by any taxing authority. There are no such pending or to the Knowledge of the Company, threatened audits or court or administrative proceedings by any taxing authority.

(g)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Business.

(h)    The Company does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law), as transferee or successor, by contract or otherwise (other than agreements, arrangements, understandings or practices entered into in the ordinary course of business the primary purpose of which does not relate to Tax).

(i)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement, arrangement, understanding or practice (other than agreements, arrangements, understandings or practices entered into in the ordinary course of business the primary purpose of which does not relate to Tax).

(j)    The Company has not participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or 301.6112-1 or any similar provision of state, local or non-U.S. Tax Law.

(k)    The Company does not have permanent establishment in any country other than the country of its organization, as defined in any applicable Tax treaty between the United States and such other country.

(l)    The Company is not, nor has it been, a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code during the five (5) year period preceding the date hereof.

(m)    No power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Company that will be in force for any taxable period beginning after the Closing Date.

(n)    The Company has not been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U. S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(o)    The Company will not be required to include a material item of income in, or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the following that occurred or exists prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) change in accounting method of the Company pursuant to Section 481 of the Code or similar provision of the Code or the corresponding Tax Laws of any nation, state or locality, or (v) an election under Section 108(i) of the Code, or (vii) similar items.

Section 4.21    Questionable Payments.

(a)    The Company (its officers and directors and, to the Knowledge of the Company, any employees, representatives, agents, consultants, or distributors), has not: (i) used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Governmental Authority, government official or employee; (iii) violated or is violating any provision of, or any rule or regulation issued under, (A) the US Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l, et seq., (B) the US Travel Act, 18 U.S.C. § 1952, (C) any applicable Law enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other Law, rule, regulation, or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) failed to maintain in all material respects complete and accurate books and records as required by applicable Anti-Bribery Laws; (v) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (vi) made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic government official or employee to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business in each case in violation of the Anti-Bribery Laws; or (vii) otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law.

(b)    There is no proceeding (i) excluding any sealed proceeding, pending or received, (ii) in the case of a sealed proceeding, to the Knowledge of the Company, pending or received, or (iii) in the case of any proceeding, to the Knowledge of the Company, threatened, in each case against the Company, that could reasonably be expected to result in any liability on the part of the Company under any Anti-Bribery Laws to which the Company is subject. The Company is not (and, as it relates to the Company’s business activities, each of its respective directors, officers, executives, employees, agents, distributors, consultants or other representatives is not), party to or otherwise subject to the terms of any Corporate Integrity Agreement, Non-prosecution Agreement, Deferred Prosecution Agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to the Anti-Bribery Laws.

Section 4.22    Brokers. Except as set forth in Section 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.23    Customers and Suppliers. Section 4.23 of the Disclosure Schedule sets forth an accurate and complete list of (a) the 10 largest customers by revenue collectively during the years ended December 31, 2018 and 2017, and the amount of revenues accounted for by each such customer during that period, and (b) the 10 largest suppliers from whom the Company purchased products, services or other tangible or intangible property or license rights collectively during the years ended December 31, 2018 and 2017, and the dollar amount accounted for by each such supplier during that period. There exists no actual, and the Company has no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any customer, supplier, group of customers or group of suppliers listed in Section 4.23 of the Disclosure Schedules. No customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any Contract with or practice of the Company other than pursuant to the Company’s normal course return policy.

Section 4.24    Relationships with Affiliates. No securityholder, director, officer or other Affiliate of the Company has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s Business. Except as disclosed on Section 4.24 of the Disclosure Schedules, no securityholder, director, officer or other Affiliate of the Company has (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that (a) has business dealings or a financial interest in any transaction with the Company; or (b) is engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. No securityholder, director, officer or other Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers and the Company as follows:

Section 5.1    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all necessary organizational power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite organizational action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company and the Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.2    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any of the articles of incorporation, bylaws or other similar charter documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which Buyer is a party, except in the case of clauses (a) or (c) for any such violations, breaches, conflicts, defaults, or accelerations that, individually, or in the aggregate, have not been and would not reasonably be expected to be material to Buyer, and would not reasonably be expected to affect the ability of Buyer to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.3    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.5    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Date Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 5.6    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT BY THE COMPANY AND THE SELLERS PRIOR TO THE CLOSING DATE

Section 6.1    Conduct of Business.

(a)    Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company shall, and the Sellers shall cause the Company to, except as otherwise expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) carry on the Business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance in all material respects with all applicable Laws, (ii) pay its debts and Taxes prior to delinquency and pay or perform other material obligations when due, and (iii) use commercially reasonable efforts to preserve intact the Company’s present business organization and retain its employees and other service providers.

(b)    Required Buyer Consents. In addition, without limiting the generality of Section 6.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Schedule 6.1(b), without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company and the Sellers shall not do any of the following, and, with respect to the Business, the Company shall not permit any of its Affiliates to do any of the following:

(i)    Cause, permit or propose any amendments to the organizational documents of the Company;

(ii)    Permit or facilitate in any way any transfer, sale, assignment or Encumbrance of or with respect to any of the Shares;

(iii)    Adopt a voluntary plan of complete or partial liquidation or dissolution;

(iv)    Cause the Company to declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any such capital stock or issue or authorize the issuance of any other securities of the Company in respect of, in lieu of or in substitution for any capital stock;

(v)    Cause the Company to issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights (provided, that if Buyer does consent to any of the foregoing, any new holder of Company stock resulting from any such transaction will be required to execute a joinder to this Agreement and become bound as a Seller hereunder);

(vi)    Cause the Company to acquire or agree to acquire by merging or consolidating with, or by purchasing any material equity or voting interest in or a material portion of the assets of, or by any other manner, any business or any Person or division thereof;

(vii)    Sell, lease, license, encumber or otherwise dispose of any material properties or assets of the Company or the Business or enter into any written or oral agreement with a third party with respect to the distribution or sale of any Company Products;

(viii)    Enter into any written or oral agreement pursuant to which the Company is licensing, sublicensing or otherwise granting rights to a third party with respect to the Business IP;

(ix)    Cause the Company to (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, or (C) enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned subsidiary of it);

(x)    Enter into or renew any contracts containing any non-competition, exclusivity or other similar material restrictions on the Company or the Business, other than any contracts which automatically renew and which have previously been provided to Buyer;

(xi)    Cause the Company to purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements or other similar agreements;

(xii)    Make any material Tax election, including but not limited to an entity classification election, or Tax accounting method change;

(xiii)    Cause the Company to make any material loans, advances or capital contributions to, or investments in, any other Person, other than employee advances made in the ordinary course of business;

(xiv)    Except as required by GAAP, make any material change in its methods or principles of accounting;

(xv)    Settle or compromise any income Tax liability or consent to any extension or waiver of any limitation period with respect to any material Tax;

(xvi)    Other than in the ordinary course of business and consistent with past practice, or pursuant to agreements, policies, or arrangements outstanding or existing on the date hereof, or as may be required by applicable Laws (including amending arrangements as necessary or desirable to comply with Section 409A of the Code), adopt or materially amend any Employee Benefit Plan (other than the adoption of employment arrangements pursuant to at-will agreements with new employees), or enter into any collective bargaining agreement, or pay any special bonus or special remuneration (cash, equity or otherwise) to any employee or other service provider (including rights to severance or indemnification of its directors, officers, employees or consultants);

(xvii)    Other than in the ordinary course of business and consistent with past practice, or pursuant to agreements, policies, or arrangements outstanding or existing on the date hereof, or as may be required by applicable Laws (including amending arrangements as necessary or desirable to comply with Section 409A of the Code), grant any severance or termination pay (cash, equity or otherwise) to any employee or other service provider of the Company, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xviii)    Accelerate, beyond the normal collection cycle, the collection of accounts receivable or the purchase of inventory;

(xix)    Make, accelerate or defer any capital expenditures other than any such expenditures as are necessary to prevent the destruction, removal, wasting, deterioration or impairment of its assets;

(xx)     (A) conclude or agree to any corrective action plans, consents, decrees, actions or orders, or (B) cancel, compromise or settle any claim that is related to or affects the Company or the Business, or waive or release any material rights of the Company; or

(xxi)    Cancel or terminate any Insurance Policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

Section 6.2    Notice of Certain Occurrences. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Company (and Sellers, as applicable) shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company and the Sellers’ Agent, of the occurrence or non-occurrence of any event or condition that would reasonably be expected to result in the nonfulfillment of any of the conditions to the other Party’s obligations hereunder.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1    Commercially Reasonable Efforts to Close. From the date hereof and until the Closing Date and subject to the terms and conditions of this Agreement, the parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII).

Section 7.2    Director and Officer Indemnification and Insurance.

(a)    Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who becomes prior to the Closing Date, an officer, director or stockholder of the Company (each, an “Indemnitee”), as provided in the Company Certificate of Incorporation and Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 7.2(a) of the Disclosure Schedules, or arising under applicable Law, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. Neither the Company nor Buyer shall, and each shall cause their respective Affiliates not to, amend or terminate the Company Certificate of Incorporation or Company Bylaws in a manner that provides for rights of indemnification, advancement of expenses and exculpation by the Company in favor of any Indemnitee that are less advantageous to such Persons when compared to the rights available to such Persons under the Company Certificate of Incorporation and Company Bylaws as of immediately prior to the Closing.

(b)    In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 7.2.

(c)    Prior to the Closing, the Company shall purchase directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide such directors and officers with coverage for six (6) years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Following the Closing, the Buyer shall cause the Company to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.

(d)    The obligations of Buyer and the Company under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect any officer, director, member, manager, partner or similar covered Person of the Company to whom this Section 7.2 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2, each of whom may enforce the provisions of this Section 7.2 directly as if they were parties hereto).

Section 7.3    Public Announcements; Confidentiality; Access to Information.

(a)    Public Announcements. Buyer and the Sellers’ Agent shall mutually agree on a press release with respect to the transactions contemplated by this Agreement and no party shall, without the prior written consent of the Buyer and the Sellers’ Agent, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as such party reasonably believes after consultation with its outside counsel, may be required by: (a) Law; (b) the SEC; (c) the Securities Act or the Exchange Act; or (d) any listing agreement with the New York Stock Exchange, the Financial Industry Regulatory Authority or any national securities exchange to which the party is subject.

(b)    Confidentiality. The Sellers and Sellers’ Agent will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information (except in connection with this Agreement and the transactions contemplated hereby). From the Closing Date, at the request and option of Buyer, the Sellers and Sellers’ Agent shall destroy or deliver to Buyer any tangible embodiments (and all copies) of the Confidential Information that are in such party’s possession (except to the extent reasonably required to be retained in connection with such party’s rights or obligations relating to this Agreement or the transactions contemplated hereby). In the event that any Seller or the Sellers’ Agent is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information following the Closing, such party will, to the extend allowed by Law, notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3(a). If such protective order is not obtained, or if and to the extent Buyer waives such prohibition, such party may make such disclosure that, in the reasonable opinion of such party’s counsel, is legally required to be disclosed. Notwithstanding anything herein to the contrary, each party to this Agreement (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation, the Agreement and the transactions contemplated hereby for Tax reporting, legal advice and other similar purposes.

(c)    Access to Information. The Company will afford Buyer and Buyer’s accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable advanced notice, to its properties, books, records and personnel to obtain all information concerning the Business, including the status of development efforts related to the Company Products, properties, results of operations and personnel, in each case solely for purposes of this Agreement, as Buyer may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any Law, treaty, rule or regulation of any Governmental Authority applicable to the Company or the Business requires the Company to restrict or prohibit access to any such properties or information, or (ii) such access would, in the reasonable judgment of the Company, compromise or constitute a waiver of any attorney-client privilege of the Company. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing.

Section 7.4    Books and Records.

(a)    In order to facilitate the resolution of any claims made by or against or incurred by the Sellers after the Closing, for a period of three (3) years after the Closing, the Company shall, and Buyer shall cause the Company to:

(i)    retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)    upon reasonable notice by a Seller, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

Section 7.5    Third Party Consents. Each of the Company and Sellers shall use commercially reasonable efforts to obtain all Consents prior to the prior to the Closing Date. Notwithstanding anything to the contrary herein, if the lessor or licensor under any lease of Real Property conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), Buyer shall be solely responsible for making all such payments or providing all such additional security following the Closing, and such amounts shall be considered Transaction Expenses.

Section 7.6    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.7    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid fifty percent by the Sellers, on the one hand, and fifty percent by Buyer, on the other, when due. Each party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and the Sellers’ Agent shall cooperate with respect thereto as necessary).

Section 7.8    Tax Treatment.

(a)    The Company shall, at its expense, prepare or cause to be prepared and file or cause to be filed (taking into account all applicable extensions) with the applicable Tax authority any Tax Returns required to be filed by or with respect to Company for taxable years or periods ending on or before the Closing Date that are due on or before the Closing Date. Such income Tax Returns shall be prepared in a manner consistent with the Company’s past practice unless otherwise required by applicable Law. In addition, the Company shall pay on or prior to the due date, any amount due and payable on such Tax Return.

(b)    Buyer shall file or cause to be filed when due all Tax Returns of the Company required to be filed after the Closing Date. The Buyer shall pay any such Tax reflected thereon, subject to Buyer’s right to indemnification pursuant to Article IX. All such Tax Returns for a taxable period (or portion of a Straddle Period) ending on or before the Closing Date (a “Pre-Closing Tax Period”) shall be prepared in a manner consistent with the Company’s past practice unless otherwise required by applicable Law. Buyer shall provide the Sellers’ Agent with a copy of each proposed income or other material Tax Return for a Pre-Closing Tax Period for review and comment at least fifteen (15) Business Days for income Tax Returns and ten (10) Business Days for other material Tax Returns prior to the filing of such Tax Return and shall revise such Tax Return to reflect any reasonable comments of the Sellers’ Agent that are received within five (5) Business Days prior to the filing of such Tax Return. All Tax deductions related to Transaction Expenses, Company Options, or any other compensatory amounts or transaction expenses that are paid or accrued on or before the Closing Date shall be reported on the income Tax Returns of the Company for the taxable period ending on the Closing Date to the extent permitted under applicable Law.

(c)    Unless required by Law, Buyer shall not (i) file any amended Tax Returns, (ii) make or change any Tax elections with respect to a Pre-Closing Tax Period, (iii) extend or waive any statute of limitations or other period for the assessment of any Tax that relates to a Pre-Closing Tax Period, (iv) apply to any taxing authority for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any taxing authority, with respect to the Company in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre-Closing Tax Period, (v) report any Tax deduction related to Transaction Expenses, Company Options, or any other compensatory amounts or transaction expenses that are paid or accrued on or before the Closing Date pursuant to the “next day rule” under Treasury Regulations section 1.1502-76(b)(l)(ii)(B) or elect to ratably allocate items pursuant to Treasury Regulations section 1.1502-76(b)(2) (or any similar provision of applicable Law), (vi) file any Tax Return for any Pre-Closing Tax Period for the Company in a jurisdiction where the Company have not previously filed Tax Returns for any Tax period without the prior written consent of the Sellers’ Agent (not to be unreasonably withheld, conditioned, or delayed).

(d)    The Buyer and the Sellers’ Agent shall cooperate, and shall cause their respective Affiliates (including the Company), officers, employees, agents, auditors and representatives reasonably to cooperate, with each other in preparing and filing all Tax Returns of the Company, resolving all disputes relating to Taxes of the Company, and handling all proceedings, examinations, and audits relating to Tax matters of the Company, including maintaining and making available all records necessary in connection with such Tax Returns, disputes and Tax matters.

(e)    All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a Straddle Period shall be apportioned between the Buyer and the Sellers as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company.

(f)    The Sellers shall be entitled to receive from Buyer or the Company all refunds of Taxes (and any credits or offsets in lieu of refunds of Taxes) with respect to a Pre-Closing Tax Period. Promptly upon receipt of any refund of Taxes, or the application of any credit or offset in lieu of Taxes, and in no event later than five (5) days after receipt by Buyer or the Company, Buyer will, and will cause the Company to, deliver and pay over, by wire transfer of immediately available funds, such refund of Taxes to the Sellers’ Agent for distribution to the Sellers on a pro rata basis (based on each such Seller’s Shares).

Section 7.9    Release and Waiver. Effective as of and subject to the Closing, each Seller, for itself and on behalf of its Affiliates, agents, representatives, attorneys, assigns, dependents, heirs, executors, and administrators, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed or arose from the beginning of time through the Closing, regardless of whether known or unknown, and regardless of whether asserted by the Seller to date (the “Released Seller Claims”); provided, however, that the foregoing shall not apply to (i) claims arising under or in connection with this Agreement or the transactions contemplated hereby, (ii) any rights to indemnification or exculpation provided for in the Company Certificate of Incorporation, the Company Bylaws or otherwise in effect as of the date hereof, or claims with respect thereto, (iii) claims under any “tail” insurance policy or other insurance policy of the Company, or (iv) any claims which may not otherwise be released as a matter of applicable Law, which rights and obligations set forth in clauses (i)–(iv) are not released and shall be preserved. Each Seller further agrees and covenants not to participate in any action or proceeding against the Company based upon any of the Released Seller Claims. Each Seller (a) understands that the release contained in this Section 7.9 is binding on the Seller and its Affiliates, agents, representatives, attorneys, assigns, dependents, heirs, executors, and administrators and (b) represents and warrants that (i) it has had the opportunity to consult with counsel of its choice, (ii) it is fully informed of the nature and contents of this release and (iii) it has entered into this release freely and without any threat or coercion whatsoever.

ARTICLE VIII

CONDITIONS

Section 8.1    Conditions to the Obligations of Each Party. The respective obligations of each party to this Agreement to close shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    No Adverse Actions. No action or proceeding shall have been instituted or threatened before any Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of this Agreement or the consummation of the transactions contemplated herein which, in the reasonable opinion of such party, makes it inadvisable to consummate such transactions.

(b)    Buyer’s Financing. Buyer shall have completed a financing, whether in one transaction or a series of transactions, and whether in the form of debt, equity or combination thereof, pursuant to which Buyer receives aggregate gross proceeds of at least $30,000,000.

(c)    Escrow. The Buyer, the Sellers’ Agent, and the Escrow Agent shall have entered into the Escrow Agreement.

Section 8.2    Additional Conditions to the Obligations of Buyer. The obligations of Buyer to close shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties True at Closing. The representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except that the representations and warranties made as of a specified date shall be true and correct only as of such date). Notwithstanding the foregoing, the representations and warranties in Section 3.3(c) and Section 4.3 shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(b)    Compliance with Agreement. Each of the covenants, agreements and obligations required by this Agreement to be performed or complied with by the Sellers or the Company on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with in all material respects.

(c)    No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect.

(d)    Deliverables. Buyer shall have received the deliverables required to be delivered by the Sellers, the Sellers’ Agent, and/or the Company, as applicable, pursuant to Section 2.2 and Section 2.3.

(e)    Closing Certificate. Buyer shall have received a certificate signed by the Company and the Sellers and dated as of the Closing Date certifying as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b) hereof.

(f)    Arrangements with respect to Convertible Securities. There shall be no Convertible Securities outstanding, other than Convertible Securities which are promissory notes that will be paid-off at the Closing and for which the noteholder has signed and delivered a Pay-Off Letter including a waiver of any conversion rights.

(g)    Arrangements with respect to Options, Warrants. There shall be no Company Options or Company Warrants outstanding.

(h)    Hassett Employment. The Hassett Employment Agreement shall not have been materially breached, terminated, or repudiated by James Hassett.

(i)    Contract Consents, Modifications, and Terminations. The Company shall have obtained the contractual consents, modifications, and terminations, each in form reasonably acceptable to the Buyer, as set forth on Schedule 8.2(i).

Section 8.3    Additional Conditions to the Obligations of the Sellers and the Company. The respective obligations of the Sellers and the Company to close shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties True at Closing. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, or in case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)    Compliance with Agreement. Each of the covenants, agreements and obligations required by this Agreement to be performed or complied with by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with in all material respects.

(c)    Closing Deliverables. The Sellers shall have received the closing deliverables required to be delivered by Buyer pursuant to Section 2.3(d).

(d)    Closing Certificate. The Sellers’ Agent shall have received a certificate signed by Buyer and dated as of the Closing Date certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b) hereof.

(e)    Hassett Employment. The Hassett Employment Agreement shall not have been materially breached, terminated, or repudiated by Buyer.

ARTICLE IX

INDEMNIFICATION

Section 9.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect, and a claim for indemnification relating to the representations and warranties contained herein may be made (subject to the limitations set forth hereinafter) until the date that is one (1) year after the Closing Date; provided, however, that for purposes of claims for indemnification pursuant to Section 9.2(a) or Section 9.3(a):

(a)    the representations or warranties set forth in Section 3.1 (Authority of the Seller), Section 3.3(c) (Ownership of Shares), Section 3.5 (Brokers), Section 4.1 (Organization and Qualification of the Company), Section 4.2 (Authority of the Company), Section 4.3 (Capitalization), Section 4.4 (Subsidiaries), Section 4.12 (Intellectual Property), Section 4.22 (Brokers), Section 5.1 (Organization and Authority of Buyer), Section 5.4 (Brokers) and Section 5.5 (Sufficiency of Funds) (collectively, the “Fundamental Representations”) shall survive the Closing until the expiration of the Second Revenue Success Period and the payment of any Contingent Payments that have become payable.

(b)    Section 4.16 (Regulatory Matters) and Section 4.20 (Taxes) shall survive until the 60th day following the expiration of the applicable statute of limitations.

Each covenant and agreement shall survive the Closing for the period as contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 9.2    Indemnification by the Sellers. Subject to the other terms and conditions of this Article IX, following the Closing Date, each Seller shall severally, and not jointly, on a pro rata basis (based on each such Seller’s Shares) save, defend, indemnify and hold harmless each of Buyer and its Affiliates and its and their respective directors, officers, members, managers, partners and employees (collectively, the “Buyer Indemnified Parties”) against, and hold the Buyer Indemnified Parties harmless from and against, and reimburse and compensate the Buyer Indemnified Parties for, any and all Losses, regardless of whether or not a third party claim is involved, that are incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)    any breach of or inaccuracy in any of the representations or warranties of a Seller or the Company contained in Article III or Article IV of this Agreement or in any certificate or instrument delivered by or on behalf of a Seller or the Company pursuant to this Agreement;

(b)    (i) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller at any time pursuant to this Agreement or (ii) any breach or non- fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;

(c)    any Losses attributable to Taxes (or the non-payment thereof) of, or attributable to, (A) the Company for all Pre-Closing Tax Periods (as apportioned pursuant to Section 7.8(e) with respect to any Straddle Period), and (B) any Person (other than the Company) for which the Company may be liable as a transferee or successor, by contract or otherwise, which Tax is related to the operations of the Company on or prior to the Closing Date or an action, omission, event or transaction occurring before the Closing, provided, that any indemnification pursuant to this Section 9.2(c) shall not include any Taxes arising as a result of any action taken by Buyer or its Affiliates on the Closing Date, after the Closing, outside the ordinary course of business, resulting from Buyer’s breach of any provision of this Agreement relating to Taxes, or that are included in the calculation of Closing Indebtedness or Transaction Expenses;

(d)    any Closing Indebtedness and Transaction Expenses, to the extent not included in the calculation of Estimated Closing Date Consideration provided by the Company pursuant to Section 2.2;

(e)    any inaccuracy in any information set forth in the Consideration Allocation Schedule or Funds Flow Memorandum; and

(f)    any claims of personal injury, bodily injury or property damage arising from or related to the Company Products, in connection with any device or other product manufactured or sold by the Company prior to the Closing.

Section 9.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall save, defend, indemnify and hold harmless each Seller and the Seller’s Affiliates and its and their respective directors, officers, members, managers, partners and employees, heirs, executors and administrators (collectively, the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from and against, and reimburse and compensate the Buyer Indemnified Parties for, any and all Losses, regardless of whether or not a third party claim is involved, that are incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)    any breach of or inaccuracy in any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by (i) Buyer at any time pursuant to this Agreement or (ii) the Company from and after the Closing pursuant to this Agreement.

Section 9.4    Certain Limitations. The party making a claim for indemnification under this Article IX is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.2 and Section 9.2(f) shall be subject to the following limitations:

(a)    The Sellers shall not be liable for any Losses pursuant to Section 9.2(a) unless and until the aggregate amount of all Losses for which the Buyer Indemnified Parties are entitled to indemnification therefor exceeds $50,000 (the “Claim Threshold Amount”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for all Losses incurred by such Buyer Indemnified Parties regardless of the Claim Threshold Amount; provided, however, that the limitation set forth in this Section 9.4(a) shall not apply to Losses arising from fraud, willful misconduct or intentional misrepresentation on the part of any Seller in connection with the transactions contemplated by this Agreement.

(b)    The amount of all Losses for which the Sellers shall be liable pursuant to Section 9.2(a) shall be limited to $3,000,000, and the Holdback Amount and setoff against the Contingent Payments pursuant to Section 2.6(c) represent the sole and exclusive source of recovery for all Losses for which the Sellers shall be liable pursuant to Section 9.2(a), in each case other than Losses arising from fraud, willful misconduct or intentional misrepresentation on the part of the Company or any Seller in connection with the transactions contemplated by this Agreement. Notwithstanding any provision of this Agreement to the contrary, the liability of a Seller for indemnification under this Article IX shall not exceed a maximum amount equal to the amount actually received by such

Seller under this Agreement, except in the case of fraud, willful misconduct, or intentional misrepresentation by such Seller, which shall not be capped against such Seller.

(c)    The amount of all Losses for which Buyer shall be liable pursuant to Section 9.3(a) shall be limited to $2,000,000, other than Losses arising from fraud, willful misconduct or intentional misrepresentation on the part of Buyer in connection with the transactions contemplated by this Agreement.

(d)    Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.2(f) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any (i) insurance proceeds or other collateral sources of recovery, (ii) indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim, and (iii) net cash Tax benefit actually realized by the Indemnified Party with respect to the taxable year in which the Loss was incurred or the immediately succeeding taxable year, after deducting all related reasonable and out-of-pocket attorneys’ fees, expenses and other costs of recovery (including any deductible amount) and any resultant increase in insurance premiums.

(e)    Notwithstanding anything to the contrary contained herein, the Sellers shall not be liable for any Losses related to or arising from the ability of Buyer, the Company or any of their Affiliates to utilize any Tax attribute of the Company following the Closing.

(f)    In no event shall any Indemnifying Party be liable to any Indemnified Party for (i) any punitive or special damages or any incidental or consequential damages that were not reasonably foreseeable or (ii) any punitive damages relating to the breach or alleged breach of this Agreement, in each case except to the extent awarded to a third party.

(g)    Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Article IX, all of the representations and warranties set forth in this Agreement, or any certificate or schedule, that are qualified as to “material,” “materiality,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for the purposes of determining the amount of any Losses resulting from, arising out of, or relating to any such breach, inaccuracy or misrepresentation.

(h)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 9.5    Indemnification Procedures.

(a)    Third-Party Claims. If any Indemnified Party receives notice of any pending or potential action, suit, claim or other legal proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by delivering written notice and an acknowledgment of liability for the Third-Party Claim to the Indemnified Party within thirty (30) days of receipt of notice of such Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, however, that if (i) the Indemnifying Party elects not to compromise or defend such Third-Party Claim, (ii) the Indemnifying Party fails to notify the Indemnified Party in writing within thirty (30) days of its receipt of notice of such Third-Party Claim of its election to defend as provided in this Agreement, (iii) the Indemnifying Party fails to use reasonable best efforts to actively and diligently, with legal counsel reasonably acceptable to the Indemnified Party, conduct the defense of the action, (iv) such Third-Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business; (v) such Third-Party Claim is reasonably likely to result in liabilities that, taken with other then existing claims under this Article IX would not be fully indemnified hereunder; (vi) the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third-Party Claim; (vii) such Third-Party Claim seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party; or (viii) such Third-Party Claim relates to Intellectual Property, the Indemnified Party may, but shall not be obligated to, subject to Section 9.5(b), retain separate counsel of its choosing, defend such Third-Party Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Parties) and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. In the event that the Indemnifying Party defends against a Third-Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of such Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, however, that if such Indemnified Party shall have reasonably concluded that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party or there may be defenses available to the Indemnified Party that are contrary to, or inconsistent with, those available to the Indemnifying Party, then, in each such event, the fees and expenses of not more than one additional counsel for the Indemnified Party shall be borne by the

Indemnifying Party. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 7.3) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) calendar day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the

Indemnifying Party does not so respond within such thirty (30)-calendar day period, the Losses identified in the notice of Direct Claim will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 or Section 9.3, as applicable. If the Indemnifying Party disputes its liability with respect to such Direct Claim or the estimated amount of such Losses pursuant to this Section 9.5(c) within forty-five (45) days following receipt of notice of such Direct Claim, the Parties shall attempt in good faith to resolve such dispute; provided, that if such dispute has not been resolved within seventy-five (75) days following receipt of notice of such Direct Notice, then the Indemnifying Party and the Indemnified Party may seek legal redress in accordance with ARTICLE XI.

Section 9.6    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Closing Date Cash Consideration for Tax purposes, unless otherwise required by Law.

Section 9.7    Exclusive Remedies. Subject to Section 11.13 and Section 2.5, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, willfull misconduct or intentional misrepresentation in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.13 or to seek any remedy on account of fraud, willful misconduct or intentional misrepresentation.

ARTICLE X

TERMINATION

Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Buyer and the Sellers’ Agent, on behalf of all of the Sellers and the Company;

(b)    by Buyer, if (i) there shall have been a breach in any material respect of any representation and warranty in this Agreement of the Company or any Seller, or (ii) the Company or any Seller shall not have performed or complied in any material respect with any material covenant or material agreement of the Company or the Seller contained in this Agreement, such that the conditions set forth in Section 8.2(a) and Section 8.2(b) (as applicable) would be incapable of being satisfied by the Outside Date (as defined below);

(c)    by the Sellers’ Agent, on behalf of all of the Sellers and the Company, if (i) there shall have been a breach in any material respect of any representation and warranty in this Agreement of Buyer, or (ii) Buyer shall not have performed or complied in any material respect with any material covenant or material agreement of Buyer, such that the conditions set forth in Section 8.3(a) and Section 8.3(b) (as applicable) would be incapable of being satisfied by the Outside Date;

(d)    by Buyer or the Sellers’ Agent, on behalf of all of the Sellers and the Company, if the Closing shall not have occurred before the date that is four weeks after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Buyer or the Sellers’ Agent, as may be applicable, if its willful action or willfull failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(e)    by Buyer or by the Sellers’ Agent, on behalf of all of the Sellers and the Company, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which order, decree, ruling or other action is final and nonappealable; or

(f)    by Buyer or the Sellers’ Agent, on behalf of all of the Sellers and the Company, if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order and to have such Governmental Order vacated or made inapplicable.

Section 10.2    Procedure and Effect of Termination. If either Buyer or the Sellers’ Agent, on behalf of all of the Sellers and the Company, desires to terminate this Agreement pursuant to Section 10.1, such party shall give written notice of such termination to the other party. In the event that this Agreement shall be terminated pursuant to Section 10.1, this Agreement shall be of no further force or effect and all further obligations of the parties under this Agreement (other than under Section 7.3(a), Section 7.3(b), this Section 10.2 and Article XI) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for breach of any representation, warranty, covenant or agreement hereunder occurring prior to such termination. Nothing contained in this Agreement shall prevent any party from electing not to exercise any right it may have to terminate this Agreement and, instead, seeking any remedies, including equitable relief (including specific performance), to which it would otherwise be entitled in the event of breach of any other party hereto.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:

(a)    when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to the Sellers’ Agent, the Sellers, or to the Company prior to Closing:

Harold Wodlinger
1208 - 5444 Yonge Street
Toronto, Ontario M2N 6J4
Canada
E-mail: [                    ]

with a copy to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
Attention: [                    ]

E-mail: [                    ]

If to Buyer, or to the Company after Closing:

Acutus Medical, Inc.
2210 Faraday Ave.
Suite 100
Carlsbad, CA 92008
Attn: President and CEO

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: [                    ]

Attention: [                    ]

E-mail: [                    ]

Section 11.3    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.4    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.6    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral with respect to such subject matter In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Buyer agrees that, at Closing, Sellers may assign 3% of their rights to the Contingent Payments and 3% of the Buyer Stock to NG Advisors, the investment banker for the Company, provided that for the avoidance of doubt NG Advisors must deliver signed counterparts to the applicable Investor Agreements prior to receiving any shares of Buyer Stock.

Section 11.8    No Third-party Beneficiaries. Except as provided in Section 3.6, which is for the benefit of the Company Counsel, Section 7.2, which is for the benefit of the Indemnitees covered thereby, and Article IX, which is for the benefit of the Indemnified Parties covered thereby, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the foregoing shall not limit the Sellers’ Agent right to enforce this Agreement on behalf of the Sellers.

Section 11.9    Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by Buyer, the Company and the Sellers’ Agent. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10    Sellers’ Agent.

(a)    Harold Wodlinger is hereby appointed, authorized and empowered to act as the representative of the Sellers hereunder, with full power of substitution, to the extent and in the manner set forth in this Agreement, and Sellers’ Agent, by his signature below, agrees to serve in such capacity. Each Seller hereby designates the Sellers’ Agent as the representative of the Seller for purposes of this Agreement, and approval of this Agreement by such persons shall constitute ratification and approval of such designation on the terms set forth herein. Such designation and appointment is irrevocable by action of any Seller. All decisions, actions, consents and instructions by the Sellers’ Agent with respect to this Agreement shall be binding upon all of the Sellers with respect to their interests as Sellers. Buyer shall be entitled to rely on any decision, action, consent or instruction of the Sellers’ Agent as being the decision, action, consent or instruction of the Sellers, and Buyer is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. By way of amplification and not limitation, as Sellers’ Agent, the Sellers’ Agent shall be authorized and empowered, as agent of and on behalf of all Sellers (only with respect to their interests as Sellers), to give and receive notices and communications as provided herein, to administer the provisions of this Agreement (including the provisions of Article IX), to object (or refrain from objecting) to any claims, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims or Losses, to waive after the Closing any breach or default of Buyer of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each Seller in connection with any claims against such Seller arising under or in connection with this Agreement, any document or instrument provided for hereby or any of the transactions contemplated hereby or under any Transaction Document, to engage attorneys, accountants, agents or consultants in connection with the performance of any of its duties, obligations or rights, and pay any fees related thereto, and to take all other actions that are either (i) necessary, appropriate or desirable in the judgment of the Sellers’ Agent for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Sellers’ Agent shall constitute notice to or from the Sellers, other than Buyer.

(b)    The Sellers’ Agent may resign at any time, and in the event of the death, incapacity or resignation of the Sellers’ Agent, a new Sellers’ Agent shall be appointed by the vote or written consent of Sellers holding a majority of the Shares immediately prior to the Closing. Notice of such vote or a copy of the written consent appointing such new Sellers’ Agent shall be sent to Buyer and, after the Closing, to the Company, such appointment to be effective upon the later of the date indicated in such consent and the date such consent is received by Buyer and, after the Closing, the Company; provided that until such notice is received, Buyer and the Company, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Sellers’ Agent as described herein. The Sellers’ Agent may charge a reasonable fee for his, her or its services; provided, that all fees and expenses incurred by the Sellers’ Agent in performing his, her or its duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Sellers’ Agent shall be borne by the Sellers pro rata in accordance with their proportion of the total Shares.

(c)    In dealing with this Agreement and any notice, instrument, agreement or document relating hereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Agent hereunder, (i) the Sellers’ Agent and his, her or its agents, counsel, accountants and other representatives shall not assume any, and shall not incur any, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to any Seller, Buyer, or the Company, including by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted fraud, willful misconduct or intentional misrepresentation, and (ii) the Sellers’ Agent shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Agent pursuant to such advice shall in no event subject the Sellers’ Agent to liability to any Seller, Buyer or the Company. Except in cases where a court of competent jurisdiction has made such a finding, the Sellers shall on a pro rata basis (based on each such Seller’s Shares) indemnify, defend and hold harmless the Sellers’ Agent, its Affiliates and Representatives from and against any and all Losses and liabilities arising out of and in connection with his or its activities as the Sellers’ Agent under this Agreement or otherwise.

(d)    The Sellers’ Agent shall not have any duties or responsibilities other than those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Sellers’ Agent. The Sellers’ Agent shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Company, any Seller, or Buyer, or any other evidence deemed by the Sellers’ Agent to be reliable. The Sellers’ Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or any other Transaction Document or its duties hereunder or thereunder, and it shall incur no liability in its capacity as Sellers’ Agent to Buyer or any Seller and shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel.

(e)    The grant of authority provided for in this (i) is coupled with an interest and is being granted, in part, as an inducement to Buyer to enter into this Agreement, and shall be irrevocable and survive the dissolution, liquidation or bankruptcy of the Company or the death, incompetency, liquidation or bankruptcy of any Seller, shall be binding on any successor thereto and (ii) shall survive the assignment by any Seller of the whole or any portion of his, her or its interest hereunder.

(f)    In connection with the performance of its obligations hereunder, the Sellers’ Agent shall have the right, at any time and from time to time to select and engage, at the cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as it may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(g)    All of the immunities and powers granted to the Sellers’ Agent under this Agreement shall survive the Closing and/or any termination of this Agreement.

Section 11.11    Dispute Resolution. Each of the parties irrevocably agrees that any claims, disputes, or other matters arising out of or relating to this Agreement shall be resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, then in effect (the “Rules”). The decision of arbitration will be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitration proceedings will be held in Dallas, Texas. The arbitration proceedings shall be conducted before one neutral arbitrator, appointed in accordance with the Rules who has been actively engaged in the practice of corporate and business law for at least 15 years, and shall proceed under any expedited procedures of the Rules. The arbitrator will determine whether to permit discovery by the Parties and the scope and procedures thereof. The arbitrator’s decision will be in writing. The arbitrator’s compensation, and the administrative costs of the arbitration, will be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator.

Section 11.12    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.13    Specific Performance. The parties agree that irreparable damage would be suffered in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the applicable party is entitled at law or in equity. Each party further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to show actual damages or post security as a prerequisite to obtaining equitable relief.

Section 11.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.15    Attorney Client Privilege.

(a)    Buyer and the Company agree and acknowledge that the Company Counsel has represented the Company in connection with the transactions contemplated by this Agreement (the “Acquisition Engagement”) and with various other matters during the period prior to the Closing.

(b)    Effective upon the Closing, the Company shall, without the necessity of farther documentation of transfer, be deemed to have irrevocably assigned and transferred to the Sellers’ Agent all of its right and title to and interest in all communications with, and work product of, the Company Counsel together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, in each case to the extent solely related to the Acquisition Engagement; provided, however, that (i) such assignment shall not be deemed to waive any attorney-client privilege of the Company applicable to such communications or work product in respect of any third party (including any Governmental Authority) and (ii) without first giving prior written notice to the Company, which may, at its own cost, promptly seek an appropriate protective order, the Sellers’ Agent shall not, and shall cause each Shareholder not to, waive any such privilege in respect of a third party.

(c)    If the Sellers or the Sellers’ Agent so desire, and without the need for any consent or waiver by the Company or Buyer, the Company Counsel shall be permitted to represent the Sellers and/or the Sellers’ Agent after the Closing in connection with any matter related to the Acquisition Engagement or any disagreement or dispute relating thereto, including without limitation any such matter involving any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Buyer, the Company or any of their respective agents or Affiliates.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ACUTUS MEDICAL, INC.

By:	/s/ Vince Burgess
Name: Vince Burgess
Title: President & CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

RHYTHM XIENCE, INC.

By:	/s/ James A. Hassett
Name: James A. Hassett
Title: President/CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

JAMES HASSETT

/s/ James Hassett

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

KEN GUYEN

/s/ Ken Guyen

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NISSEI MEDITEC, INC.

By:	/s/ Hiroki Matsumoto
Name: Hiroki Matsumoto
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

YAMASHITA MEDICAL INSTRUMENTS, CO, LTD

By:	/s/ Naota Yamashita
Name: Naota Yamashita
Title: President
Date: 5/23/2019

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NIHON VINYL CORD INC.

By:	/s/ Masaru Kuroki
Name: Masaru Kuroki
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

HIROKI MATSUMOTO

/s/ Hiroki Matsumoto May 24, 2019

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

IGAN INVESTMENT FUND I, LP By its general manager, IGAN MANAGEMENT I, LP By its general manager IGAN VENTURES INC.

By:	/s/ Sam Ifergan
Name: Sam Ifergan
Title: CEO

IGAN INVESTMENT FUND I EXTENSION, LP By its general manager, IGAN MANAGEMENT EXTENSION, LP By its general manager IGAN VENTURES INC.

By:	/s/ Sam Ifergan
Name: Sam Ifergan
Title: CEO

IGAN PARTNERS INC.

By:	/s/ Sam Ifergan
Name: Sam Ifergan
Title: CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

695527 ONTARIO LTD

By:	/s/ Harold Wodlinger
Name: Harold Wodlinger
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLERS’ AGENT, solely as Sellers’ Agent Harold Wodlinger

By:	/s/ Harold Wodlinger
Name:
Title:

Schedule I

Schedule 8.2(i) Certain Contract Consents, Modifications, Terminations

Exhibit A

Exhibit B